Exhibit 10.18

CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC.,

as the Issuer of the Notes

and

The Guarantors Named Herein

$75.0 Million Principal Amount

of

14.0% Senior Subordinated Notes due March 22, 2014

of CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC.

NOTE PURCHASE AGREEMENT

Dated September 22, 2008

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4.16	Solvency Certificate	14
4.17	Payment of Fees and Expenses	14
4.18	Equity Co-Invest Right	14
4.19	Management Rights Letter	14
4.20	[Intentionally Omitted]	15
4.21	Purchase Permitted by Applicable Laws; Legal Investment	15

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		15

5.1	Experience	15
5.2	Accredited Investor	15
5.3	Purchase Entirely for Own Account	15
5.4	Restricted Notes	16
5.5	No Public Market	16
5.6	Legends	16
5.7	Access to Data	16
5.8	Due Organization; Power and Authority	17
5.9	Power; Authorization; Enforceability	17

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		17

6.1	Corporate Existence; Compliance with Law	17
6.2	Executive Offices, FEIN	18
6.3	Corporate Power, Authorization, Enforceable Obligations	18
6.4	Financial Statements	18
6.5	Material Adverse Effect	19
6.6	Ownership of Property; Liens	19
6.7	Labor Matters	19
6.8	Ventures; Outstanding Stock and Indebtedness	20
6.9	Government Regulation	20
6.10	Margin Regulations	20
6.11	Taxes	20
6.12	ERISA	21
6.13	No Litigation	21
6.14	Brokers	21
6.15	Intellectual Property	22
6.16	Full Disclosure	22
6.17	Environmental Matters	22
6.18	Insurance	23
6.19	Deposit and Disbursement Accounts	23
6.20	Solvency	23
6.21	Status of Holdings and Parent	23
6.22	Senior Loan Documents	23
6.23	Patriot Act	24
6.24	Bonding; Licenses	24
6.25	Private Offering; Consents and Approvals	24

ARTICLE VII COVENANTS		24

7.1	Payment of Notes	24

7.2	Maintenance of Existence; Conduct of Business	25
7.3	Payment of Obligations	25
7.4	No Layering of Debt	26
7.5	Insurance	26
7.6	Compliance with Laws	26
7.7	Environmental Matters	26
7.8	Additional Guarantors	27
7.9	Board Observer	27
7.10	Books and Records	28
7.11	Use of Proceeds	28
7.12	Payments for Consent	28
7.13	Reports and Notices; Communication with Accountants	28
7.14	Mergers, Subsidiaries, Etc.	28
7.15	Investments; Loans and Advances	31
7.16	Indebtedness	32
7.17	Employee Loans and Affiliate Transactions	33
7.18	Capital Structure and Business	33
7.19	Guaranteed Indebtedness	34
7.20	Liens	34
7.21	Sale of Stock and Assets	34
7.22	ERISA	35
7.23	Financial Covenants	35
7.24	Cancellation of Indebtedness; Sale-Leasebacks	35
7.25	Restricted Payments	35
7.26	Change of Fiscal Year	36
7.27	No Impairment of Intercompany Transfers	36
7.28	No Speculative Transactions	37
7.29	Changes Relating to Senior Credit Facility	37
7.30	Holdings	37
7.31	Management Fees	37
7.32	Further Assurances	37

ARTICLE VIII DEFAULTS AND REMEDIES		38

8.1	Event of Default	38
8.2	Acceleration	39
8.3	Other Remedies	40
8.4	Waiver of Past Defaults	40
8.5	Rights of Holders of Notes to Receive Payment	41

ARTICLE IX SUBORDINATION		41

ARTICLE X NOTE GUARANTEES		41

10.1	Note Guarantees	41
10.2	Limitation on Liability	44
10.3	Successors and Assigns	44
10.4	No Waiver	44
10.5	Modification	44

10.6	Release of Guarantor	44
10.7	Subordination of Note Guarantees	44

ARTICLE XI DEFINITIONS		45

ARTICLE XII MISCELLANEOUS		66

12.1	Notices	66
12.2	Successors and Assigns	67
12.3	Amendment and Waiver	67
12.4	Counterparts	68
12.5	Headings	68
12.6	Governing Law	68
12.7	Waiver of Jury Trial	68
12.8	Entire Agreement	69
12.9	Severability	69
12.10	Confidentiality	69

INDEX OF APPENDICES

Annex A	Form of Note
Annex B	Form of Solvency Certificate
Annex C	Financial Statements and Projections — Reporting
Annex D	Financial Covenants
Annex E	Form of Subordination Agreement

Schedule 6.1 -	Type of Entity; State of Organization
Schedule 6.2 -	Executive Offices; FEIN
Schedule 6.3 -	Approvals
Schedule 6.6 -	Real Estate and Leases
Schedule 6.7 -	Labor Matters
Schedule 6.8 -	Ventures; Outstanding Stock
Schedule 6.11 -	Tax Matters
Schedule 6.12 -	ERISA Plans
Schedule 6.13 -	Litigation
Schedule 6.14 -	Brokers
Schedule 6.15 -	Intellectual Property
Schedule 6.17 -	Environmental Matters
Schedule 6.18 -	Insurance
Schedule 6.19 -	Deposit and Disbursement Accounts
Schedule 6.24 -	Bonding; Licenses
Schedule 7.15 -	Investments
Schedule 7.16 -	Indebtedness
Schedule 7.17 -	Transactions with Affiliates
Schedule 7.20 -	Existing Liens

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CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC.

120 Bluegrass Valley Parkway

Alpharetta, GA 30005

September 22, 2008

TO:	The Purchasers Named on
the Signature Pages Hereto

Ladies and Gentlemen:

CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC., a Delaware corporation (the “Company”), hereby agrees with you as follows (capitalized terms used herein without definition shall have the meanings assigned to them in Article XI hereof):

ARTICLE I

PURCHASE AND SALE OF NOTES

1.1 Issuance of Notes. On or before the Closing, the Company will have authorized the issuance of $75.0 million in aggregate principal amount of its 14.0% Senior Subordinated Notes due March 22, 2014 (the “Notes”) to the purchasers named on the signature pages hereto (the “Purchasers”). The Notes will be issued in the form attached hereto as Annex A. The Notes will be Guaranteed by all current and future Domestic Subsidiaries of the Company in accordance with this Agreement.

1.2 Purchase and Sale of Notes; Closing

(a) Purchase and Sale of Notes. In reliance upon the Purchasers’ representations and warranties made in Article V hereof, the Company hereby agrees to issue and to sell to each Purchaser the Notes set forth below its name on the signature pages hereto, at a purchase price of $1,000 for each $1,000 in aggregate principal amount of Notes. In reliance upon the representations and warranties of the Company contained in the Note Documents, and subject to the terms and conditions set forth herein and therein, each Purchaser hereby agrees, severally and not jointly, to purchase such Notes from the Company. Each of the Purchasers and the Company agree that, for federal income tax purposes, the issue price of each Note is equal to its purchase price as specified above. The obligations of each Purchaser under this Agreement are several and not joint obligations and each Purchaser will have no obligation or liability to any Person for the performance or non-performance by any other Purchasers hereunder.

(b) Closing. The purchase and sale of the Notes will take place at a closing (the “Closing”) at 2:00 p.m. New York City time on September 22, 2008, at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, or at such other time and place as is mutually agreed to by the Company and the Purchasers (the “Closing Date”). At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by it (in such permitted denomination or denominations and registered in its name or the name of such nominee or nominees as such Purchaser may reasonably request) against payment of the purchase price of the Notes therefor by intra-bank or federal funds wire transfer of immediately available funds to such bank accounts as the Company designates in writing. The Company hereby instructs each Purchaser to deduct from such intra-bank or federal funds wire transfer of the amount of any out-of-pocket expenses for which it is entitled to reimbursement pursuant to Section 1.4 hereof and for which invoices have been submitted prior to the Closing, including, without limitation, subject to Section 1.4 hereof, the fees and disbursements of Latham & Watkins LLP and Cahill Gordon & Reindel LLP, who are acting as counsel to the Purchasers.

(c) Closing Fee. Concurrently with the Closing, the Company shall pay to each Purchaser (or to such other Person(s) as such Purchaser shall direct) a closing fee equal to 2.50% of the aggregate principal amount of Notes acquired by such Purchaser on the Closing Date (the “Closing Fee”) by wire transfer of immediately available funds to the account designated by such Purchaser or, if any Purchaser elects, as a reduction of the purchase price to be paid by that Purchaser for the Notes it acquires on the Closing Date.

1.3 Payments by the Company

(a) Payments of Interest.

(1)	The outstanding principal amount of the Notes, together with any and all interest deferred pursuant to Section 1.3(a)(2), shall bear interest from and including the Closing Date until, but excluding, the date paid to the Holders, computed on the basis of a 360-day year of twelve 30-day months, at a fixed annual rate of 14.00% (compounded quarterly).

(2)

Accrued interest on the Notes shall be due and payable quarterly in arrears on the 1st Business Day of each January, April, July and October of each year, commencing on January 1, 2009. The Company shall make its interest payment on the Notes on each such payment date, for the period from the previous payment date (or, with respect to the first interest payment date, from the Closing Date) to, but excluding, such payment date, by: (i) making a cash payment to the Holders in an amount equal to 12.00% per annum of the principal balance outstanding under the Notes and (ii) deferring payment of an amount equal to 2.00% per annum of the principal balance outstanding under the Notes so that the combined amount of the payment and the deferral is equal to the interest payment due on such payment date. Upon any such deferral of an interest payment pursuant to this Section1.3(a)(2) the amount of the deferred payment shall become and be deemed to be an additional principal amount outstanding under the Notes on which interest shall begin accruing hereunder on the date of any such deferral. To the extent reasonably requested from time to time by the Holders, the Company shall issue additional or replacement Notes to evidence the increased principal amount of the Notes resulting from the deferral of interest payments hereunder; provided that the absence of or failure to request or issue such additional or replacement Notes shall not affect the validity of such obligation, its character as principal or the Company’s obligations with respect thereto.

(3)	Except as set forth herein, all accrued and unpaid interest on the Notes shall be paid in full in cash upon the payment in full of the outstanding principal amount of the Notes or, if payment of the principal amount of the Notes in full is not paid when due, thereafter on demand.

(4)	In no event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Holders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied pro rata against the principal of the Notes in accordance with their respective outstanding principal amounts, and any excess interest remaining after such application shall be refunded to the Company.

(b) The Company will pay or cause to be paid all amounts payable with respect to any Note (without any presentment of such Note and without any notation of such payment being made thereon) by crediting (before 1:00 p.m., New York City time), by intra-bank or federal funds wire transfer to each Holder’s account in any bank in the United States as may be designated and specified in writing by such Holder at least two Business Days prior to the applicable payment. Each Purchaser’s initial bank account for this purpose is on its signature page hereto.

(c) Notwithstanding anything to the contrary contained in the Notes, if any principal amount payable with respect to a Note is payable on a Legal Holiday, then the Company will pay such amount on the next succeeding Business Day, and interest will accrue on such amount until the date on which such amount is paid and payment of such accrued interest will be made concurrently with the payment of such amount; provided that the Company may elect to pay in full (but not in part) any such amount on the last Business Day prior to the date such payment otherwise would be due, and no such additional interest will accrue on such amount.

(d) Notwithstanding anything to the contrary contained in the Notes, if any interest amount payable with respect to a Note is payable on a Legal Holiday, then the Company will pay such amount on the next succeeding Business Day. The interest amount payable will include interest calculated from the last scheduled interest payment date up to and including the current scheduled interest payment date.

1.4 Expenses

The Company agrees to pay or reimburse all reasonable out-of-pocket costs and expenses of the Purchasers and their Affiliates relating to this Agreement, including but not limited to:

(a) the reasonable out-of-pocket cost of preparing and reproducing the Note Documents and any other documents contemplated hereby or thereby;

(b) all reasonable out-of-pocket expenses incurred by each Purchaser or its general partner, if applicable, in connection with the transactions contemplated by this Agreement and the other documents referred to in clause (a) above, including, without limitation, travel and lodging expenses and all costs incurred in connection with its review of the Company’s business and operations;

(c) to the extent not specifically included in clause (b) immediately above, the fees and disbursements of Latham & Watkins LLP and Cahill Gordon & Reindel LLP, who are acting as counsel to the Purchasers in connection with the transactions contemplated by this Agreement; provided that the Company shall only be obligated to pay such fees and disbursements of Cahill Gordon & Reindel LLP up to an aggregate amount not to exceed $125,000;

(d) all reasonable out-of-pocket expenses (including the reasonable fees and disbursements of counsel) incurred by the Purchasers and their Affiliates in connection with any amendment, modification, waiver, consent or preservation or enforcement of rights under the Note Documents or any other documents contemplated hereby or thereby (whether or not any such amendment, modification, waiver or consent is completed);

provided that the Company shall not be required to reimburse the Purchasers for (i) their costs in connection with transfers of the Notes and (ii) other than as set forth in clause (c) above, more than one counsel to all of the Purchasers unless a bona fide conflict of interest or potential conflict of interest exists.

1.5 Indemnification

In addition to any and all obligations to indemnify each Purchaser pursuant to the Note Documents, the Company and the Guarantors (collectively, the “Indemnifying Parties”) hereby agree, jointly and severally, without limitation as to time, to indemnify each Purchaser and its Agents and Affiliates, including but not limited to its and their officers, directors, employees, advisors and representatives (collectively, the “Indemnified Parties”), against, and hold such Purchaser and them harmless from, all actual losses, claims, damages, liabilities and related reasonable out-of-pocket expenses (including the reasonable attorneys’ fees and disbursements, subject to the remaining provisions of this Section 1.5) (collectively, the “Losses”) incurred by such Purchaser or them and arising out of or in connection with the Note Documents or the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or pursuant hereto or thereto), whether or not any Indemnified Party is a formal party to any claim, litigation, investigation or proceeding, except to the extent, with respect to any Indemnified Party, that such Losses result from action on the part of such Indemnified Party which is finally judicially determined in a non-appealable judgment of a court of competent jurisdiction to arise from such Indemnified Party’s bad faith, gross negligence or willful misconduct.

The obligations of the Indemnifying Parties to each Indemnified Party hereunder shall be separate obligations and the Indemnifying Parties’ liability to any such Indemnified Party hereunder shall not be extinguished solely because any other Indemnified Party is not entitled to indemnity hereunder. The obligations of the Indemnifying Parties under this Section 1.5 shall survive the payment or prepayment of the Notes at maturity, upon acceleration, redemption or otherwise, any transfer of the Notes by any Purchaser and the termination of the Note Documents.

In case any action shall be brought against any Indemnified Party with respect to which indemnity may be sought against any of the Indemnifying Parties hereunder, such Indemnified Party shall promptly notify the Company in writing and the Company shall, if it desires, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Company shall not affect any obligation any of the Indemnifying Parties may have to any Indemnified Party under this Agreement or otherwise. Each Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless:

(1)	the Indemnifying Parties have agreed in writing to pay such expenses;

(2)	the Indemnifying Parties have failed to assume the defense and employ counsel; or

(3)	the named parties to any such action (including any impleaded parties) include any Indemnified Party and any Indemnifying Party, and such Indemnified Party shall have been advised by outside counsel that there may be one or more legal defenses available to it which are inconsistent with or additional to those available to the Indemnifying Party;

provided that, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel in the circumstances described in clauses (1), (2) or (3) above, the Company shall not have the right to assume the defense of such action or proceeding; provided, however, that the Indemnifying Parties shall not be responsible hereunder for the fees and expenses of more than one such firm of separate counsel to the Indemnified Parties absent a bona fide conflict of interest or potential conflict of interest among the Purchasers (in addition to no more than one local counsel in any necessary jurisdiction), which counsel shall be designated by such Indemnified Party. The Indemnifying Parties shall not be liable for any settlement of any such action effected without the written consent of the Company (which shall not be unreasonably withheld). The Indemnifying Parties agree that they will not, without the Indemnified Party’s prior consent, which shall not be unreasonably withheld, settle or compromise any pending or threatened claim, action or suit in respect of which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release of the Indemnified Parties from all liability and obligation arising therefrom.

1.6 Contribution

If the indemnification provided for in Section 1.5 hereof is unavailable to any Indemnified Party in respect of any Losses referred to therein, then the Indemnifying Parties, in lieu of indemnifying such Persons, shall have a joint and several obligation to contribute to the amount paid or payable by such Persons as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Parties, on the one hand, and the

Indemnified Parties, on the other hand, in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations. The amount paid or payable by any such Person as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Section 1.5 hereof, any legal or other fees or expenses reasonably incurred by such Person in connection with any investigation, lawsuit or legal or administrative action or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 1.6 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section ll(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE II

HOLDER’S SPECIAL RIGHTS

The Company hereby agrees to grant to each Holder the following special rights:

2.1 Registration of Notes; etc.

(a) Registrar. The Company will maintain a register for the Notes in which it will provide for the registration and transfer of the Notes. The name and address of each Holder of one or more Notes, each transfer of a Note and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

(b) Transfer. Upon surrender for registration of transfer of any of the Notes, the Company, at its expense, will execute and deliver, in the name of the designated transferee or transferees, one or more new certificates evidencing Notes of the same type, and of a like aggregate principal amount.

(c) Exchange. A certificate evidencing Notes, may be exchanged at the option of any Holder thereof for two or more certificates of a like aggregate principal amount. Whenever any such certificate is surrendered in connection with such an exchange, the Company, at its expense, will execute and deliver such new certificates that the Holder making the exchange is entitled to receive.

(d) New Certificates. All certificates issued upon any registration of transfer or exchange as set forth in this Section 2.1 will be the legal and valid obligations of the Company, evidencing the same interests, and entitled to the same benefits, as the Notes evidenced by the certificates surrendered upon such registration of transfer or exchange.

(e) Instruments of Transfer. Every certificate evidencing a Note presented or surrendered for registration of transfer or exchange will (if so required by the Company) be duly endorsed or will be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by the Holder thereof or its attorney duly authorized in writing.

(f) Transfer Restrictions. Certain transfers of the Notes are subject to the terms of Section 5.6 hereof.

2.2 Service Charges

No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes.

2.3 Lost, etc. Notes

Notwithstanding any provision in any Note Document to the contrary, if any mutilated Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Note of the same principal amount, and bearing a number not contemporaneously outstanding. If there shall be delivered to the Company evidence to its reasonable satisfaction of the destruction, loss or theft of any Note then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount, and bearing a number not contemporaneously outstanding. In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note in accordance with its terms. Upon the issuance of any new Note, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith. The provisions of this Section 2.3 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

2.4 Inspection

The Company will allow each Holder the right to visit and inspect any of the offices or properties of the Company or any of its Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective employees, officers and independent public accountants (and by this provision, the Company authorizes its employees, officers and accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be reasonably requested; provided that all such visits and inspections will occur during normal business hours, upon three (3) Business Days’ prior notice, but not more than once during any Fiscal Year for all Holders so long as no Event of Default has occurred and is continuing, but if an Event of default occurs and is continuing, then as frequently as the Requisite Holders determine to be appropriate and in a manner designed not to disrupt the business of the Company. The costs and expenses of such inspection will be paid by the inspecting Holder.

2.5 Private Placement Number

If reasonably requested by any Holder, the Company will obtain a private placement number for the Notes from Standard & Poor’s CUSIP Service Bureau.

2.6 Pledge or Transfer of Notes

With the consent of the Company, not to be unreasonably withheld or delayed, each Holder may sell or transfer all or any part of their Notes to any third party and to pledge any or all of the Notes to any commercial bank or other institutional lender, subject in each case only to the restrictions imposed by laws; provided that the consent of the Company shall not be required (i) if an Event of Default has occurred and is continuing), (ii) in connection with transfers of Notes among the Purchasers and their respective Affiliates or (iii) in connection with a transfer of Notes to, between or among the lenders (or any trustee or custodian acting on their behalf) under the PennantPark Credit Agreement.

2.7 Payments Applied Pro Rata

Any payments of principal, interest and other amounts due hereunder shall be applied pro rata to the Holders of the Notes in accordance with their respective outstanding principal amounts.

ARTICLE III

REDEMPTION AND REPURCHASE OF THE NOTES

3.1 Redemption and Offers to Repurchase

(a) The Notes may not be redeemed or prepaid prior to the first anniversary of the Closing Date other than as expressly contemplated by this Agreement. At any time following the first anniversary of the Closing Date, the Company may redeem all of the Notes, or any portion of the Notes, upon not less than 10 nor more than 30 days’ notice, at a redemption price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest to the applicable redemption date, plus the applicable premium calculated as a percentage of the principal amount of the Notes to be redeemed (the “Prepayment Premium”) indicated below:

Redemption Date	Prepayment Premium
After September 22, 2009 and on or prior to September 22, 2010	4.0%
After September 22, 2010 and on or prior to September 22, 2011	3.0%
After September 22, 2011 and on or prior to September 22, 2012	2.0%
After September 22, 2012	0.0%

(b) The Company shall make an offer to repurchase Notes in connection with each Specified Repurchase Event. With respect to a Specified Repurchase Event described in clause (i) of the definition of “Specified Repurchase Event,” such offer will be to repurchase all of the Notes then outstanding. With respect to Specified Repurchase Events described in clauses (ii),

(iii), (iv) and (v) of the definition of “Specified Repurchase Event,” such offer will be made, subject to the terms of the Subordination Agreement, to repurchase Notes with the Net Cash Proceeds received in connection with such Specified Repurchase Event. Each offer to repurchase made in connection with a Specified Repurchase Event shall include payment in cash of the principal amount of the Notes proposed to be repurchased plus the Specified Redemption Premium (with respect to a Specified Repurchase Event made in connection with a Change of Control) plus all accrued and unpaid interest to the applicable redemption date with respect to such Notes.

(c) Any redemption pursuant to this Section 3.1 shall be made pursuant to the provisions of Sections 3.3 through 3.6 hereof.

3.2 Repurchase Offers

Upon the commencement of any offer to repurchase in connection with a Specified Repurchase Event (each, a “Repurchase Offer”), the Company will send, by first class mail, a notice to each of the Holders. The notice will contain all instructions and materials necessary to enable the Holders to tender Notes pursuant to such Repurchase Offer. The notice, which will govern the terms of the Repurchase Offer, will state:

(1)	the Section of this Agreement pursuant to which the Repurchase Offer is being made and the length of time the Repurchase Offer will remain open;

(2)	the offer amount, the purchase price and the purchase date;

(3)	that any Note not tendered or accepted for payment will continue to accrue interest;

(4)	that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Repurchase Offer will cease to accrue interest after the Purchase Date;

(5)	that Holders electing to have a Note purchased pursuant to any Repurchase Offer will be required to deliver the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note to the Company at the address specified in the notice at least three days before the Purchase Date;

(6)	that Holders will be entitled to withdraw their election if the Company receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission, electronic mail or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(7)	that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes surrendered; and

(8)	that any Holder whose Notes were purchased only in part will, upon the reasonable request of such Holder, be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

Each Repurchase Offer will be made to all Holders of Notes. Each Repurchase Offer will remain open for a period of at least 15 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply, or cause to be applied, the amounts required to repurchase Notes in the Specified Repurchase Event (such amount applied, the “Offer Amount”) to the purchase of Notes tendered (on a pro rata basis, if applicable, or if less than the Offer Amount has been tendered, all Notes tendered) pursuant to the Repurchase Offer, and will deliver to the Holders an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company. On the Purchase Date, the Company will pay each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase. The Company will promptly issue a new Note and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

3.3 Selection of Notes to Be Redeemed or Purchased

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Company will select Notes for redemption or purchase on a pro rata basis.

3.4 Notice of Redemption

In the case of any optional redemption of Notes pursuant to Section 3.1 hereof, at least 10 days but not more than 30 days before the applicable redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice will identify the Notes to be redeemed and will state:

(1)	the redemption date;

(2)	the redemption price;

(3)	if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)	that Notes redeemed in full must be surrendered to the Company to collect the redemption price;

(5)	that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; and

(6)	the Section of this Agreement pursuant to which the Notes called for redemption are being redeemed.

3.5 Effect of Notice of Redemption

Once the notice of redemption is mailed in accordance with Section 3.4 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject only to the occurrence of a change of control or refinancing described in such notice.

3.6 Deposit of Redemption or Purchase Price

Payments on Notes that are to be redeemed or purchased in an offer to purchase will be made in accordance with Section 1.3 hereof.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest will be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in the second paragraph of Section 7.1 hereof.

3.7 Notes Redeemed or Purchased in Part

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

ARTICLE IV

CLOSING CONDITIONS

Each Purchaser’s obligation to purchase and pay for the Notes shall be subject to such Purchaser’s determination that the following conditions have been satisfied on or before the Closing Date:

4.1 Representations and Warranties True; No Event of Default

The representations and warranties of the Company contained in Article VI hereof shall be true in all material respects at and as of the Closing Date (unless related to a specific date, in which case it shall be true as of such specific date), after giving effect to the transactions contemplated by this Agreement to occur on that date, as if made on and as of that date.

4.2 [Intentionally Omitted]

4.3 Compliance Certificates

(a) Officers’ Certificate. Each Purchaser shall have received a certificate dated the Closing Date and signed by each of the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 4.1, 4.7, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.20 and 4.21 hereof have been satisfied on and as of such date.

(b) Secretary’s Certificate. Each Purchaser shall have received a certificate, dated the Closing Date and signed by the Secretary of the Company, certifying as to the board resolutions and Charter Documents attached thereto, the incumbency and signatures of the officers executing the Note Documents, and as to all other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Note Documents.

4.4 Opinion of Counsel

Each Purchaser shall have received opinions, dated the Closing Date and addressed to it, from Kirkland & Ellis LLP, special counsel for the Company, and Polsinelli Shalton Flanigan Suelthaus PC, Miller & Martin PLLC, and Nexsen Pruet, LLC, local counsel for the Company, in form and substance reasonably satisfactory to such Purchaser.

4.5 Issuance of the Notes

Pursuant to Section 1.1 and Section 1.2 hereof, the Company shall have issued and delivered $75.0 million in aggregate principal amount of Notes to the Purchasers.

4.6 [Intentionally Omitted]

4.7 Consents and Permits

The Company and the Guarantors shall have received all consents, approvals and authorizations and sent or made all notices, filings, registrations and qualifications required to be obtained, sent or made in connection with the Acquisition and the transactions contemplated by the Note Documents, except where the failure to receive or to send the same would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.8 Senior Credit Facility

The Company shall have entered into the Senior Credit Facility, the terms of which shall permit the issuance of the Notes and the performance of the transactions contemplated by the Note Documents and shall otherwise be in a form and substance reasonably satisfactory to the Purchasers. The Senior Credit Facility shall provide for an aggregate $150 million term loan and revolving credit facility, and the Company shall have borrowed no more than $130 million in term loans as of the Closing Date; provided that the Company may draw on the revolving facility on the Closing Date solely to fund working capital and letters of credit and up to $1 million to pay fees in connection with the transactions contemplated hereby.

4.9 Acquisition

All of the Merger Documents shall have been completed on terms reasonably satisfactory to each Purchaser including, but not limited to, those pertaining to representations, warranties, and indemnification rights by the Company in connection with the Acquisition. Fully executed copies of all of the Merger Documents shall have been delivered to each Purchaser simultaneously with the Closing. The Acquisition shall be consummated concurrently with the Closing and on the terms contemplated by the Merger Documents and all conditions precedent to such consummation shall have been satisfied or, with each Purchaser’s consent (such consent not to be unreasonably withheld, conditioned or delayed), waived.

4.10 Initial Equity Contribution

The Purchasers shall have received evidence in form and substance satisfactory to the Purchasers that the Initial Equity Contribution has been consummated.

4.11 Consummation of Other Related Transactions

The Purchasers shall have received fully executed copies of each of the Related Transaction Documents (other than the Note Documents), each of which shall be in all material respects in form and substance previously approved by the Purchasers without waiver of any term or condition thereof that would be materially adverse to the Purchasers without the consent of the Purchasers (such consent not to be unreasonably withheld, conditioned or delayed) and the Related Transactions shall have been consummated in material compliance with the terms of such Related Transactions Documents (other than the purchase of the Notes on the Closing Date).

4.12 Financial Statements; Financial Conditions

The Company shall have delivered to each Purchaser the following Financial Statements, in a form reasonably satisfactory to Purchasers:

(a) The audited consolidated balance sheets and the related statements of income with the consolidated and the related statements of cash flows (i) for the Fiscal Year ended December 31, 2007 for each of Parent and ChartOne, (ii) for the Fiscal Years ended December 31, 2005 and December 31, 2006 for each of Companion Technologies Corporation and ChartOne and (iii) for the Fiscal Years ended September 30, 2005 and September 30, 2006 for Smart Document Solutions LLC;

(b) The available unaudited balance sheet(s) as of the Fiscal Month most recently ended prior to the Closing Date, and the related statement(s) of income of ChartOne and the Company and cash flows of the Company, and capital expenditures of ChartOne for the twelve (12) fiscal months then ended;

(c) The Pro Forma based on the unaudited consolidated balance sheets of Holdings and its Subsidiaries dated July 31, 2008; and

(d) The Projections for the five (5) year period beginning on July 1, 2008, on a quarter-by-quarter basis for the first year and on a year-by-year basis thereafter.

4.13 Minimum Consolidated EBITDA

The consolidated EBITDA of the Company and its Subsidiaries on a consolidated basis for the twelve (12) consecutive fiscal months ended July 31, 2008 shall not be less than $40,500,000 (with pro forma adjustments limited to those included in the financial model and the PWC diligence report received by Purchasers prior to August 4, 2008, including not more than $10,500,000 of adjustments relating to integration benefits, and other adjustments as may be approved by the Purchasers).

4.14 Total Leverage Ratio

As of the Closing Date, after giving effect to the Related Transactions, the Total Leverage Ratio of the Company and its Subsidiaries on a consolidated basis for the most recently ended Rolling Period shall be equal to or less than 5.10 to 1.00.

4.15 Senior Leverage Ratio

As of the Closing Date, after giving effect to the Related Transactions, the Senior Leverage Ratio of the Company and its Subsidiaries on a consolidated basis for the most recently ended Rolling Period shall be equal to or less than 3.25 to 1.00.

4.16 Solvency Certificate

Each Purchaser shall have received a solvency certification for the Company and the Guarantors prepared and executed by the Chief Financial Officer of the Company in the form attached hereto as Annex B.

4.17 Payment of Fees and Expenses

The Company shall have paid all of the accrued fees and expenses of each Purchaser (including the reasonable fees and disbursements of Latham & Watkins LLP and up to $125,000 in fees and disbursements of Cahill Gordon & Reindel LLP).

4.18 Equity Co-Invest Right

The Sponsor shall have provided the Purchasers the opportunity to co-invest in the equity securities of Holdings or other related entities on the same basis and terms as the Initial Equity Contribution made on the Closing Date in an amount equal to at least 16.0% of each Purchaser’s portion of the initial commitment regarding the Notes with documentation reasonably satisfactory to the Purchasers.

4.19 Management Rights Letter

Each Purchaser shall have received a management rights letter from the Company granting each of the Purchasers the rights necessary to qualify their investment under this Agreement and the Note Documents as a VCOC investment.

4.20 [Intentionally Omitted]

4.21 Purchase Permitted by Applicable Laws; Legal Investment

Each Purchaser’s purchase of and payment for the Notes to be purchased by it:

(1)	shall not be prohibited by any applicable law or governmental regulation;

(2)	shall not subject it to any material penalty under or pursuant to any applicable law or governmental regulation; and

(3)	shall be permitted by the laws and regulations of the jurisdictions to which it is subject.

If reasonably requested by any Purchaser not less than two (2) Business Days prior to the Closing Date, the Company shall have delivered to such Purchaser factual certificates or other evidence reasonably requested by it, in form and substance reasonably satisfactory to it, to enable such Purchaser to establish compliance with this condition, including copies of all state securities law or “blue sky” filings made in connection with the transactions contemplated hereby, if any.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants, severally and not jointly, as of the date hereof as follows:

5.1 Experience.

Such Purchaser is experienced in evaluating and investing in private placement transactions of securities of start up companies such as the Company, and has either individually or through its current officers such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating and understanding the merits and risks of such Purchaser’s prospective investment in the Company and forming an investment decision with respect thereto, and has the ability to bear the economic risks of the investment.

5.2 Accredited Investor.

Such Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, under the Securities Act.

5.3 Purchase Entirely for Own Account.

Such Purchaser is acquiring the Notes for investment for such Purchaser’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Notes.

5.4 Restricted Notes.

Such Purchaser understands that the Notes have not been and, when issued, will not be registered under the Securities Act or any state or other securities law, and that the Notes are being issued in transactions exempt from the registration requirements of the Securities Act. Such Purchaser acknowledges that the Notes must be held indefinitely and shall not offer or sell the Notes except pursuant to an effective registration statement under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable State laws. Such Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions; among the conditions for use of Rule 144 may be the availability of current information to the public about the Company; such information is not now available and the Company has no present plans to make such information available.

5.5 No Public Market.

Such Purchaser understands that no public market now exists for any of the securities issued by the Company, and that it is unlikely that a public market will ever exist for the Notes.

5.6 Legends.

Such Purchaser acknowledges that, to the extent applicable, each certificate evidencing the Notes shall be endorsed with the legends substantially in the form set forth below, as well as any additional legend imposed or required by the Company’s Bylaws or applicable state securities laws:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

5.7 Access to Data.

Such Purchaser has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities. Such Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Notes. Such Purchaser understands and acknowledges that such discussions, as well as any written information issued by the Company, (i) were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the Company’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements. The foregoing, however, does not limit or modify the representations and warranties of the Company in this Agreement or the right of the Purchaser to rely thereon.

5.8 Due Organization; Power and Authority.

Such Purchaser is a corporation, limited liability company or partnership, as the case may be, duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

5.9 Power; Authorization; Enforceability.

Such Purchaser has the corporate or other organizational power and authority to execute, deliver and perform its obligations under this Agreement and the other Note Documents to which such Purchaser is a party and the Note Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary action of such Purchaser. This Agreement when executed and delivered by such Purchaser will constitute a valid and legally binding obligation of such Purchaser, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally; and (iii) general principals of equity.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Purchasers to enter into this Agreement and to purchase the Notes, the Company represents and warrants to each Purchaser, on the date of this Agreement and on the Closing Date, that the following statements are true and correct:

6.1 Corporate Existence; Compliance with Law

Each Credit Party (a) is a corporation, limited liability company, limited partnership or other legal entity duly organized and validly existing under the laws of its respective jurisdiction of incorporation or organization set forth as of the Closing Date in Schedule 6.1; (b) (i) as to the Company and each material Subsidiary of the Company, is in good standing under the laws of its respective jurisdiction of incorporation or organization, and (ii) for each other Credit Party, is in good standing under the laws of its respective jurisdiction of incorporation or organization except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect; (c) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not result in a Material Adverse Effect; (d) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (e) subject to specific representations set forth in this Agreement regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except as could not reasonably be expected to have a Material Adverse Effect; (f) is in compliance with its charter and bylaws or partnership, operating agreement or other governing document, as applicable; and (g) subject to specific representations set forth in this Agreement regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.2 Executive Offices, FEIN

As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, the current location of each Credit Party’s chief executive office, principal place of business and all premises at which any real and personal property is located are set forth in Schedule 6.2. During the five (5) years preceding the Closing Date, except as set forth on Schedule 6.2, no Credit Party has been known as or used any corporate, fictitious or trade name. In addition, Schedule 6.2 lists the federal employer identification number and organizational number of such Credit Party.

6.3 Corporate Power, Authorization, Enforceable Obligations

The execution, delivery and performance by each Credit Party of the Note Documents: (a) are within such Person’s corporate, company or partnership power; (b) have been duly authorized by all necessary or proper corporate, company, partnership, member or shareholder action on its part; (c) do not contravene any provision of such Person’s partnership agreement, operating agreement, charter or bylaws; (d) do not violate any material law or regulation, or any material order or decree of any court or Governmental Authority; (e) do not conflict with or result in a material breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of the Senior Lenders, pursuant to the Senior Loan Documents and other Permitted Liens; and (g) do not require the material consent or approval of any Governmental Authority or any other Person, except those referred to on Schedule 6.3, all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Note Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, receivership moratorium or other laws affecting creditors’ rights generally and by general principles of equity (regardless of whether sought in equity or in law).

6.4 Financial Statements

All Financial Statements that are referred to in Section 4.12 have been delivered on or prior to the date hereof and all Financial Statements that are referred to in Section 4.12(a) have been prepared in accordance with GAAP consistently applied for any Person specified in

Section 4.12(a) throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended, as applicable.

6.5 Material Adverse Effect

Between December 31, 2007 and the Closing Date, no event, change, condition or development has occurred, that alone or together with other events, could reasonably be expected to (a) have a Closing Date Material Adverse Effect, (b) have a material adverse effect on the Company’s ability to pay any amounts due in respect of the Notes or any of the other Obligations in accordance with the terms of the Agreement or any Guarantor’s ability to honor any guaranty obligations related to its Note Guarantee or (c) have a material adverse effect on any Purchaser’s rights and remedies under the Agreement and the other Note Documents. Other than as of the Closing Date, since the Closing Date, no events or circumstances having a Material Adverse Effect has occurred.

6.6 Ownership of Property; Liens

As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 6.6 constitutes all of the real property owned, leased or subleased by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate and valid leasehold interests in all of its leased Real Estate. Schedule 6.6 further describes any Real Estate with respect to which any Credit Party is a lessor or sublessor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its material personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Liens, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Liens. Schedule 6.6 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate as of the Closing Date.

6.7 Labor Matters

As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters, except where failure to comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (c) except as set forth in Schedule 6.7, no Credit Party is a party to or bound by any collective bargaining agreement; (d) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (e) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (f) except as set forth in Schedule 6.7, there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental

Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual that would reasonably be expected, in the aggregate, to have a Material Adverse Effect.

6.8 Ventures; Outstanding Stock and Indebtedness

Except as set forth in Schedule 6.8, as of the Closing Date, no Credit Party has any Subsidiaries or is engaged in any joint venture or partnership with any other Person. As of the Closing Date, all of the issued and outstanding Stock of each Credit Party is owned by each of the stockholders and in the amounts set forth in Schedule 6.8. Except as set forth in Schedule 6.8. as of the Closing Date, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness of each Credit Party as of the Closing Date (except for the Obligations and the Senior Credit Facility) is described in Section 7.16 (including Schedule 7.16). Neither the Company nor any Guarantor has any obligation to contribute additional capital or property in connection with its investment in Proacsys.

6.9 Government Regulation

No Credit Party is registered or required to be registered as an “investment company” or a company “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

6.10 Margin Regulations

No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.

6.11 Taxes

All federal, state and other income tax returns and other material non-income tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 7.3(b) and those Charges in an aggregate amount not to exceed $1,000,000). Schedule 6.11 sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.

6.12 ERISA.

(a) Schedule 6.12 lists all material Plans as of the Closing Date. Except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination or opinion letter from the IRS (or is within the applicable remedial amendment period) and, to the knowledge of any Credit Party, nothing has occurred that would cause the loss of such qualification. Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the IRC; (ii) neither any Credit Party nor any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA; (iii) neither any Credit Party nor any ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would be reasonably expected to subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC; and (iv) all payments due and payable from any Credit Party to a Plan have been paid or accrued as a liability on the books of such Credit Party.

(b) No Credit Party or, except as would not reasonably be expected to result in a Material Adverse Effect, ERISA Affiliate, maintains or contributes to or, except as would not reasonably be expected to result in a Material Adverse Effect, has any liability or contingent liability with respect to any Title IV Plan or Multiemployer Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur and (ii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan.

6.13 No Litigation

Except as set forth on Schedule 6.13, no action, claim, lawsuit, investigation, order, injunction or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Note Documents to which it is a party, or the validity or enforceability of any Note Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect.

6.14 Brokers

Except as set forth in Schedule 6.14, no broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the issuance of the Notes or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

6.15 Intellectual Property

Each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its Business as now or heretofore conducted by it. As of the Closing Date, each Patent, Patent application, registered Trademark, Trademark application, registered Copyright and material License is listed, together with application or registration numbers, as applicable, in Schedule 6.15. Each Credit Party conducts its Business and affairs without infringement of any Intellectual Property of any other Person in any material respect. Except as set forth in Schedule 6.15, as of the Closing Date, no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property.

6.16 Full Disclosure

No information contained in this Agreement concerning any Credit Party, any of the other Note Documents, the Financial Statements or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to any Purchaser pursuant to the terms of this Agreement (excluding any Projections and Pro Forma information), contained or contains, at the time furnished, any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements contained herein or therein not misleading in any material way in light of the circumstances under which they were made. The Projections, the Pro Forma and all other pro forma financial information provided by the Credit Parties are based on good faith estimates and assumptions believed by such Persons to be reasonable and fair in light of current conditions and current facts known to such Persons as of the date provided. The Purchasers recognize that projections as to future events are not to be viewed as facts or factual information and that actual results during the period or periods covered thereby may differ materially from projected results.

6.17 Environmental Matters

(a) Except as set forth in Schedule 6.17, as of the Closing Date and (b) in the case of any other matters described in clauses (i) through (vii) below that could not reasonably be expected to give rise to a Material Adverse Effect: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their Business as presently conducted or as proposed to be conducted, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material, or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no written notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to the Purchasers copies of all reports, including any existing Phase 1 or Phase 2 reports, records and correspondence with respect to environmental permits, conditions, claims, hazards or compliance by any of the Credit Parties.

6.18 Insurance

Schedule 6.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a description of such policy setting forth the name of the insurer, the amount of coverage, the type of insurance and its renewal or expiration date.

6.19 Deposit and Disbursement Accounts

Schedule 6.19 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

6.20 Solvency

After giving effect to (a) the Notes and obligations under the Senior Credit Facility to be made or incurred on the Closing Date, (b) the disbursement of the proceeds of the Notes and the loans under the Senior Credit Facility pursuant to the instructions of the Company, (c) the Acquisition and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties, taken as a whole, are and will be Solvent.

6.21 Status of Holdings and Parent

Prior to the Closing Date, Holdings and Parent have not engaged in any business or incurred any Indebtedness or any other liabilities (except in connection with its corporate formation, the holding of the Stock of its Subsidiaries, the Related Transactions, the Obligations, the Senior Obligations and Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement).

6.22 Senior Loan Documents

As of the Closing Date, the Company has delivered to the Purchasers a duly executed, complete and correct copy of each of the Senior Loan Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). As of the Closing Date, no Credit Party is in default in the performance or compliance with any material provisions thereof that constitute an “event of default” thereunder. The Senior Credit Facility complies with all applicable laws. All requisite approvals by Governmental Authorities having jurisdiction over any Credit Party required for the execution, delivery and performance by such Credit Party of any of the Senior Loan Documents have been obtained. As of the Closing Date, each of the representations and warranties given by each applicable Credit Party in any Senior Loan Document is true and correct in all material respects as of the date made or deemed made thereunder.

6.23 Patriot Act

Each Credit Party is in compliance with the (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

6.24 Bonding; Licenses

Except as set forth on Schedule 6.24, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any Trademark License or Patent License with respect to products sold by it.

6.25 Private Offering; Consents and Approvals.

No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the offer, sale, or issuance of the Notes or the consummation of any other transaction contemplated hereby. Assuming that the representations of the Purchasers set forth in Article V are true and correct, the offer, sale, and issuance of the Notes in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and from the qualification requirements of each applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

ARTICLE VII

COVENANTS

The Company covenants and agrees that, so long as any Note remains outstanding and unpaid and until payment in full of all Obligations hereunder and under the Note Documents (other than contingent indemnity obligations not yet due and payable), the Company shall perform, and shall cause each of its Subsidiaries to perform, all of the following covenants:

7.1 Payment of Notes

Subject to the terms of the Subordination Agreement, the Company will pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes; provided that nothing in the Subordination Agreement shall relieve the Company of its obligation to make the payments required hereunder or under the Notes.

The Company will pay interest (including post-petition interest in any proceeding under any bankruptcy law to the extent permitted under bankruptcy laws) on overdue principal at a rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any bankruptcy law to the extent permitted under bankruptcy laws) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Upon the occurrence and during the continuance of (x) an Event of Default under Section 8.1 (a), (h) or (i) or (y) any other Event of Default at the election of the Requisite Holders (excluding the Sponsor or Affiliates of the Sponsor in any such calculation of Requisite Holders), the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any interest payments on the Notes or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes. Payment or acceptance of the increased rates of interest provided for in this Section 7.1 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Purchaser.

7.2 Maintenance of Existence; Conduct of Business

Except as permitted under Section 7.14 hereof, each Credit Party shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence as an entity and its rights and franchises, except for rights and franchises the failure of which to preserve would not reasonably be expected to have a Material Adverse Effect; (ii) continue to conduct its Business substantially as now conducted or as otherwise permitted hereunder; and (iii) at all times maintain, preserve and protect all of its tangible assets and properties used or useful in the conduct of its Business and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all reasonably necessary repairs, replacements and improvements thereto consistent with industry practices.

7.3 Payment of Obligations

Each Credit Party shall pay or discharge before they become delinquent (a) all Charges payable by it, including Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employee and (b) all other lawful claims that if unpaid would, by the operation of applicable requirements of law, become a Lien upon any property of any Credit Party (other than Permitted Liens), except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Credit Party in accordance with GAAP or those in aggregate amount of less than $1,150,000.

7.4 No Layering of Debt

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Obligations of the Company and senior in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Obligations of such Guarantor and senior in right of payment to such Guarantor’s Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis. The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness that constitutes Senior Obligations unless such Indebtedness is incurred under the Senior Credit Facility.

7.5 Insurance

(a) The Credit Parties shall, at their sole cost and expense, keep their insurable property adequately insured at all times by reputable insurers (giving effect to self insurance), to such extent and against such risks as is customary with companies in the same or similar businesses with similar risk factors against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses with similar risk factors.

(b) If reasonably requested by the Requisite Holders, each Credit Party shall deliver to the Holders from time to time a report of a reputable insurance broker, in form reasonably satisfactory to the Requisite Holders, with respect to its insurance policies.

7.6 Compliance with Laws

Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to HIPAA, ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.7 Environmental Matters

Each Credit Party shall and shall cause each Person within its control to in the case of any matter described in clauses (a) through (d) below that could reasonably be expected, to give rise to a Material Adverse Effect: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply in all material respects with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify the Holders promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in material Environmental Liabilities; and (d) promptly forward to the Holders a copy of any material order, notice, request for information or any material communication or report received by such Credit Party in connection with any such material violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in material Environmental Liabilities, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If the Holders at any time have a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon the Requisite Holders’ written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Company’s expense, as the Requisite Holders may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to the Requisite Holders and shall be in form and substance reasonably acceptable to the Requisite Holders, and (ii) permit the Requisite Holders or their representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as the Requisite Holders deem appropriate, including subsurface sampling of soil and groundwater. The Company shall reimburse the Holders for the reasonable costs of such audits and tests and the same will constitute a part of the Obligations hereunder.

7.8 Additional Guarantors.

Promptly (and in any event within fifteen (15) days) after the formation or acquisition of any Domestic Subsidiary of either (A) the Company or (B) any Domestic Subsidiary of the Company, the Company or such Domestic Subsidiary shall cause to be executed and delivered, (i) by such new Domestic Subsidiary, a guaranty in a form substantially similar to the Note Guarantee pursuant to which such Domestic Subsidiary shall guarantee the payment and performance of all of the Obligations and (ii) by the Company or the applicable Subsidiary, such other related documents (including certificates, legal opinions and other similar documents) as the Purchasers may reasonably request, all in form and substance reasonably satisfactory to the Requisite Holders.

7.9 Board Observer

So long as any of PennantPark, New York Life, NYLIM and DLJ (collectively, the “Board Nominee Purchasers”) shall hold any Notes, such Board Nominee Purchaser shall have the right to nominate one board observer to attend meetings of the Board of Directors of the Company and its committees and to receive all notices and information related to such meetings, subject to the limitations set forth in the A/R Members Agreement; provided that no other Holder of Notes shall be entitled to such right absent consent of the Company. The Company shall reimburse the Board Nominee Purchasers for all reasonable costs and expenses incurred in attending such meetings; provided that only one NYLIM Entity shall be entitled to reimbursement of its costs and expenses.

7.10 Books and Records

Each Credit Party shall keep adequate books and records with respect to its business activities in which entries, reflecting all financial transactions, are made that would enable its Financial Statements to be prepared in accordance with GAAP.

7.11 Use of Proceeds

The Company will apply the proceeds from the sale of the Notes in order to fund the Acquisition, to repay the related existing Indebtedness and to pay related fees and expenses.

7.12 Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is paid to all Holders of the Notes that consent to any such consent, waiver or amendment.

7.13 Reports and Notices; Communication with Accountants

(a) The Company hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to each Holder, the Financial Statements, notices, Projections and other information at the times, in the manner set forth in Annex C.

(b) Each Credit Party executing this Agreement authorizes the Holders to communicate directly with its independent certified public accountants and authorizes and, at the Requisite Holders’ reasonable request, shall instruct those accountants and advisors to disclose and make available to Holders any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the Business, financial condition and other affairs of any Credit Party.

7.14 Mergers, Subsidiaries, Etc.

No Credit Party shall directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person; provided, that (i) any Subsidiary of the Company may be merged into the Company so long as the Company is the survivor of such merger, (ii) any Foreign Subsidiary of the Company may be merged with and into or liquidated or dissolved into another Foreign Subsidiary of the Company, provided, further, that with respect to the merger of any Foreign Subsidiary with a first tier Foreign Subsidiary, a first tier Foreign Subsidiary shall be the surviving entity, (iii) any Domestic Subsidiary of the Company may be merged with and into another Domestic Subsidiary of the Company and (iv) any Subsidiary of the Company may be liquidated or dissolved into the Company or a Domestic Subsidiary of the Company. Notwithstanding the foregoing, each of the following shall be permitted: (A) Capital Expenditures by the Company and the Subsidiaries to the extent permitted by Section 7.23, (B) purchases, licenses and other acquisitions of inventory, materials and equipment in the ordinary course of business, (C) investments in compliance with Section 7.15, (D) leases of real or personal property in the ordinary course of business, (E) the Related Transactions as contemplated by the Related

Transaction Documents, and (F) the Company or any Domestic Subsidiary of the Company that is a Guarantor (or for asset acquisitions, Holdings, so long as contemporaneously therewith, all assets so acquired are transferred to the Company or a Domestic Subsidiary of the Company that is a Guarantor), may merge with (provided, in the case of the Company that it is the surviving corporation in such merger), or acquire all or substantially all of the assets or stock of any Person or business (the “Target’) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(a) the Holders shall receive at least ten (10) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(b) such Permitted Acquisition shall only involve assets more than 50% of which is located in the United States and comprising a business, or those assets of a business, that is within the scope of the Business, provided that Permitted Acquisitions of assets more than 50% of which are located in jurisdictions other than the United States are permitted to the extent the aggregate consideration paid in connection with all such acquisitions does not exceed $25,000,000;

(c) such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors or the equivalent thereof;

(d) no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Company and ChartOne after giving effect to such Permitted Acquisition, except (x) the Notes, (y) the Senior Credit Facility and (z) ordinary course trade payables, accrued expenses and Indebtedness permitted under Section 7.16 and any contingent obligations or other liabilities permitted or not prohibited under this Agreement to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

(e) the sum of all consideration paid in connection with all Permitted Acquisitions (including consideration in the form of Indebtedness but excluding acquired cash and cash equivalents) shall not exceed an aggregate amount equal to the sum of (i) $115,000,000 plus (ii) any proceeds reinvested to pay the purchase price of Permitted Acquisitions pursuant to Section 1.3(b)(iii) of the Senior Credit Facility during the term hereof and any Stock of Parent issued as consideration; provided, however, that the sum of all consideration paid in connection with any one Permitted Acquisition transaction (other than the acquisition of the stock or assets of Iod Incorporated) shall not exceed $20,000,000, except to the extent expressly consented to by the Requisite Holders in writing; provided further that, notwithstanding the foregoing, except as expressly consented to by the Requisite Holders in writing, in the event that the stock or assets of Iod Incorporated are acquired prior to September 30, 2009, the consideration paid in connection with the acquisition of the Stock or assets of Iod Incorporated shall not exceed $75,000,000 and the sum of consideration paid in connection with all Permitted Acquisitions from and after the Closing Date until September 30, 2009 shall not exceed $5,000,000 plus the consideration paid in connection with the acquisition of the stock or assets of Iod Incorporated;

(f) the Target shall have had positive Consolidated EBITDA for the trailing twelve month period preceding the date of the Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition which may reflect certain pro forma adjustments reasonably acceptable to the Requisite Holders;

(g) the Total Leverage Ratio of Holdings and its Subsidiaries (on a consolidated basis) both before and after giving effect to such Permitted Acquisition (including any Indebtedness described in Section 7.14(d)) shall be no higher than the lesser of (i) 5.10 to 1.00 and (ii) 0.25 to 1.00 less than the maximum Total Leverage Ratio Financial Covenant in effect for the most recently ended Rolling Period for which a Compliance Certificate has been delivered pursuant to Annex D;

(h) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Liens);

(i) at or prior to the closing of any Permitted Acquisition, the Company shall have delivered to the Holders, in form reasonably satisfactory to the Requisite Holders:

(1) a Compliance Certificate evidencing that, on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and the Company would have been in compliance with the financial covenants (as calculated after giving effect to the incremental Adjusted Consolidated EBITDA of Holdings and its Subsidiaries resulting from such Permitted Acquisition) set forth in Annex D for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex C prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Notes funded in connection therewith as if made on the first day of such period); and

(2) a Certificate of the Company to the effect that as of the date of such Permitted Acquisition: (w) the Credit Parties, taken as a whole, will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma (as defined below) fairly presents in all material respects the pro forma financial condition of Holdings and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; and (y) the Company has completed its due diligence investigation with respect to the Target and such Permitted Acquisition, which the Company believes in good faith to be prudent in light of the size and nature of the Target and such Permitted Acquisition;

(j) for any Permitted Acquisition with respect to which the total consideration paid is equal to or greater than $10,000,000, (i) the Borrowing Availability (as defined in the Senior Credit Facility) after giving effect to such Permitted Acquisition and the funding of all Loans (as defined in the Senior Credit Facility) in connection therewith shall not be less than $4,000,000; and (ii) Borrower shall have delivered to the Holders, in a form reasonably satisfactory to the Requisite Holders, a pro forma consolidated balance sheet and income statement of Holdings and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements for its most recent interim financial period for which statements were delivered or are required to have been delivered pursuant to Annex C, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, subject to the absence of footnotes and audit and purchase accounting adjustments, but taking into account such Permitted Acquisition and the funding of all Loans (as defined in the Senior Credit Facility) in connection therewith;

(k) for any Permitted Acquisition with respect to which the total consideration paid is less than $10,000,000, the Borrowing Availability (as defined in the Senior Credit Facility) after giving effect to such Permitted Acquisition and the funding of all Loans (as defined in the Senior Credit Facility) in connection therewith, shall not be less than $3,000,000;

(1) on or prior to the date of such Permitted Acquisition, each Holder shall have received copies of the acquisition agreement and related material agreements and instruments;

(m) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing; and

(n) the terms of the acquisition of the stock or assets of Iod Incorporated shall be approved by the Requisite Holders (such approval not to be unreasonably withheld).

7.15 Investments; Loans and Advances

Except as otherwise expressly permitted by this Article VII (including, without limitation, Section 7.14 and Section 7.17), no Credit Party shall make or permit to exist any investment in (other than Permitted Acquisitions), or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) the Company and any Subsidiary may make investments in (all such investments, “Cash Equivalents”) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A-Rated Bank”), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A-Rated Banks, (v) mutual funds that invest substantially all of their assets in one or more of the investments described in clauses (i) through (iv) above and (vi) investments of Foreign Subsidiaries similar to those described in clauses (i), (iii), (iv) and (v) above of countries in which such Foreign Subsidiary is organized and deposit accounts in banks organized in any such country; (b) the Company and any Subsidiary may make or add investments, (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, or (ii) constituting (A) accounts receivable arising, (B) trade debt granted, or (C) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business; (c) any applicable Credit Party may enter into a Permitted Intercompany Transaction; (d) guaranty obligations permitted by Sections 7.16 or 7.19; (e) noncash consideration received pursuant to any asset sale permitted under Section 7.21; (f) deposits and pledges in connection with Permitted Liens; (g) hedging obligations permitted by

Section 7.16(vii); (h) the maintenance of deposit accounts in the ordinary course of business; (i) loans and advances to officers, directors and employees of any Credit Party in an aggregate outstanding principal amount not to exceed $1,725,000; (j) investments to the extent that payment for such Investments is made with proceeds from the issuance of Stock of Parent, in an aggregate amount not to exceed $8,625,000; (k) acquisitions of obligations of one or more directors, officers, employees, members or management or consultants of Parent, the Company or its Subsidiaries in connection with such person’s acquisition of Stock of Parent, so long as no cash is actually advanced by any Credit Party to such persons in connection with the acquisition of any such obligations; (1) any Credit Party may make a loan or an Investment that could otherwise be made as a distribution permitted under Section 7.25 (with a commensurate reduction of their ability to make additional distributions under such Section 7.25, if applicable); (m) the Credit Parties may hold investments to the extent such investments are otherwise permitted hereunder and reflect an increase in the value thereof; (n) investments consisting of earnest money required in connection with a Permitted Acquisition; (o) any investments in joint ventures and in Cash Equivalents acquired through Permitted Acquisitions; (p) investments in and loans or advances to Subsidiaries that are not Guarantors in an aggregate outstanding principal amount not to exceed $1,150,000 at any time outstanding; (q) loans and investments described in Schedule 7.15; and (r) so long as no Default or Event of Default has occurred or is continuing or would be caused thereby, the Company and any Subsidiary may make other investments which shall not exceed in the aggregate $8,625,000, provided that, in the event that any investment is made by the Company or any Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of this Section 7.15. The amount of any loan, advance or investment shall be calculated net of the amount of any repayments, returns of capital, distributions and similar amounts that would have the effect of decreasing the balance sheet investment account under a cost basis of accounting and actually received in cash by a Credit Party in respect of such loan, advance or investment.

7.16 Indebtedness

No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Permitted Purchase Money Indebtedness, (ii) the Notes and the other Obligations hereunder, (iii) the Senior Obligations, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent permitted to remain unfunded hereunder and under applicable law, (v) any other existing Indebtedness described in Schedule 7.16 and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof (other than to add thereto any accrued interest and expenses of refinancing) or changing the maturity or amortization thereof (other than to extend the same) and that are otherwise on terms and conditions taken as a whole not materially less favorable to any Credit Party, or the Holders, than the terms of the Indebtedness being refinanced, amended or modified, (vi) Indebtedness specifically permitted under Section 7.14, 7.15, or 7.19, (vii) hedging obligations under swaps, caps and collar arrangements arranged by General Electric Capital Corporation, a Delaware corporation, or provided by any Senior Lender entered into pursuant to Section 5.10 of the Senior Credit Facility or entered into in accordance with Section 7.28, (viii) Indebtedness constituting a Permitted Intercompany Transaction, (ix) Indebtedness not to exceed $15,000,000 at any one time, represented by, or arising out of, subordinated obligations, earn-outs, indemnification, purchase price adjustments and similar obligations (in each case, subordinated on terms reasonably satisfactory to the Requisite Holders and only to the extent such subordination is available after use of commercially reasonable efforts by the Credit Parties to obtain same) constituting a portion of the purchase price for, or incurred in connection with, Permitted Acquisitions, (x) Indebtedness incurred as a result of the financing of insurance premiums in the ordinary course of business, (xi) Permitted Subordinated Seller Debt in an aggregate amount at any time outstanding not to exceed $15,000,000, (xii) accretion or amortization of original issue discount and accretion of interest paid in kind, in each case in respect of Indebtedness otherwise permitted by this Section 7.16, (xiii) Indebtedness of any Credit Party to a financial institution in respect of netting services, overdraft protections, automatic clearinghouse arrangements and similar arrangements, in each case in connection with deposit accounts and cash management activities of the Credit Parties in the ordinary course of business not to exceed $3,000,000 at any one time, (xiv) Indebtedness of a person or acquired assets that is the subject of a Permitted Acquisition which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof in an aggregate amount not to exceed $10,000,000 at any one time outstanding, which Indebtedness shall be unsecured or secured solely by the assets so acquired (excluding Accounts and Inventory), (xv) the Subordinated Debt and (xvi) other Indebtedness not to exceed $5,500,000 at any one time outstanding.

7.17 Employee Loans and Affiliate Transactions

Except to the extent otherwise expressly permitted in this Article VII with respect to any Affiliate, no Credit Party shall enter into or be a party to any transaction with any Affiliate (other than a Credit Party) thereof except (a) upon terms that are not materially less favorable to such Credit Party than would reasonably be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party (b) director, officer and employee compensation and reimbursements (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of such Credit Party, and (c) any transaction with an Affiliate where the only consideration paid by any Credit Party is Stock of Parent. In addition, if any such transaction or series of related transactions involves payments in excess of $1,000,000 in the aggregate, the terms of these transactions must be disclosed in advance to the Holders (unless such transaction is otherwise permitted by other provisions of this Article VII). All such transactions existing as of the date hereof are described in Schedule 7.17.

7.18 Capital Structure and Business

Holdings and the Company shall not (a) make any change in its capital structure as described in Schedule 6.8, including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock (except as otherwise expressly permitted by this Article VII and other than issuances of shares of Stock (i) in the case of the Company, to Holdings and (ii) in the case of Holdings, to Parent); or (b) amend its charter, bylaws or other organizational documents in a manner that would materially adversely affect the Holders or adversely affect such Credit Party’s duty or ability to repay the Obligations. In addition to the covenants set forth in Section 7.30 as to Holdings, no Credit Party shall engage in any business other than the Business.

7.19 Guaranteed Indebtedness

No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit or collection to the general account of any Credit Party, (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted or not prohibited by this Agreement, provided that to the extent such primary obligation is subordinated, then the related Guaranteed Indebtedness shall be subordinated on the same terms, and (c) guarantee obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) non-Affiliate suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting investments permitted by Section 7.15. For the avoidance of doubt, no Subsidiary of Parent shall guarantee or otherwise be obligated on the Parent Preferred Units.

7.20 Liens

No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Schedule 7.20 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided, that the principal amount of the Indebtedness so secured is not increased (other than to add thereto any accrued interest and expenses of refinancing) and the Lien does not attach to any other property; (c) Permitted Purchase Money Liens; (d) Liens securing Indebtedness related to insurance premiums permitted pursuant to Section 7.16(x); provided that any such Lien shall encumber only the insurance premiums financed with such Indebtedness; (e) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; (f) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or consignments or similar arrangements entered into in the ordinary course of business; (g) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business; (h) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary; (i) Liens of any financial institution that has granted netting services, overdraft protections, automatic clearinghouse arrangements and similar arrangements giving rise to Indebtedness of any Credit Party permitted under Section 7.16(xiii) which are within the general parameters customary in the banking industry; (j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods by any Credit Party entered into in the ordinary course of business with a value not to exceed $3,450,000 at any one time; (k) Liens relating to Indebtedness and Permitted Acquisitions permitted under Section 7.16(xiv); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien; and (l) other Liens securing Indebtedness not exceeding $3,450,000 in the aggregate at any time outstanding.

7.21 Sale of Stock and Assets

No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business, (b) the sale, transfer, lease, conveyance or other disposition by a Credit Party of Equipment, Fixtures or other tangible assets that are obsolete, worn-out or no longer used or useful in the Business in the ordinary course of business, (c) the sale, transfer, lease, conveyance or other disposition by a Credit Party of other assets having an aggregate cumulative fair market value in the aggregate of $15,000,000 for all such transactions consummated after the Closing Date, (d) with the approval of the Requisite Holders (which such approval shall not be unreasonably withheld), the sale, transfer, conveyance or other disposition by a Credit Party of any assets as a substantially contemporaneous like-kind exchange in accordance with the Code; provided, that the assets to be acquired have a fair market value at least as great as that of the assets being sold, transferred or disposed of, (e) the sale, transfer, conveyance or other disposition by a Credit Party to the Company or any Guarantor (other than Holdings), (f) the licensing or sublicensing of Intellectual Property in the ordinary course of business, (g) the making of investments permitted under Section 7.15, (h) subject to the requirements of Section 5.8 of the Senior Credit Facility, the leasing, as lessor, of real or personal property in the ordinary course of business, (i) the disposition of any Credit Party’s interest in Proacsys, (j) mergers and consolidations in compliance with Section 7.14, (k) discounts, dispositions or forgiveness of account receivables in the ordinary course of business or in connection with collection or compromise thereof, (l) the imposition of Permitted Liens, and (m) dispositions as a result of condemnation by a Governmental Authority so long as the Net Cash Proceeds therefrom are applied in accordance with Section 1.3(d) of the Senior Credit Facility.

7.22 ERISA

No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could reasonably be expected to result in the imposition of a Lien against the assets of the Company under Section 412 of the Code or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event would reasonably be expected to have a Material Adverse Effect.

7.23 Financial Covenants

The Credit Parties shall not breach or fail to comply with any of the Financial Covenants.

7.24 Cancellation of Indebtedness; Sale-Leasebacks

No Credit Party shall cancel any claim or debt owing to it (other than debt between Credit Parties), except for reasonable consideration negotiated on an arm’s-length basis. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets unless the sale of such property is permitted by Section 7.21 and any Indebtedness incurred in connection therewith is permitted by Section 7.16.

7.25 Restricted Payments

No Credit Party shall make any Restricted Payment, except (a) Permitted Intercompany Transactions; (b) dividends and distributions by Subsidiaries of the Company paid to the Credit Party that is its immediate parent company; (c) payments and distributions of officer and director compensation, reimbursement and indemnity permitted under Section 7.17(b); (d) payments by the Company or any other Credit Party, or distributions from the Company or any other Credit Party, to Parent to permit Parent to make payments of (i) Management Fees of not more than $250,000 in the aggregate in any Fiscal Year, provided that any payment of a Management Fee that is not permitted to be made as a result of the restrictions in this Agreement may be paid in a subsequent period, if, after giving effect thereto, no Default or Event of Default would exist and (ii) reimbursements of reasonable out-of-pocket expenses of Sponsor in connection with its ownership of the Company of not more than $350,000 in the aggregate in any Fiscal Year; (e) a Credit Party may pay dividends to Parent to permit Parent to purchase equity interests from present or former officers or employees of Parent or any of its Subsidiaries in an aggregate amount after the date hereof not to exceed $8,625,000; (f) a Credit Party may pay dividends to Holdings or Parent to pay corporate overhead expenses incurred in the ordinary course of business and to Parent to pay fees and expenses to the holders of the Parent Preferred Units (so long as, in the case of payments in respect of the Parent Preferred Units, no Default or Event of Default then exists or would result after giving effect thereto and the aggregate amount of all such dividends shall not exceed $1,150,000 per Fiscal Year) and (ii) to the extent related to the Credit Parties, pay any taxes that are due and payable by Holdings or Parent as part of a consolidated group (except for any taxes incurred to the extent that the Parent Preferred Units are deemed Indebtedness); (g) loans and advances to employees as permitted under Section 7.15(i); (h) subject to the subordination terms related thereto, payments of the outstanding principal of, and accrued unpaid interest on, the Permitted Subordinated Seller Debt; (i) Restricted Payments by any Credit Party or any of its Subsidiaries to pay dividends with respect to its Stock payable solely in additional shares of its common stock; (j) dividends by any non-Credit Party Subsidiary to any other holder of its equity on a pro rata basis or (k) repayments (or distributions to permit repayments by Parent) of the Subordinated Obligations acceptable to the Requisite Holders; provided, that in the case of a Restricted Payment made pursuant to clause (d)(i), (e), (h) or (k) above, no Default or Event of Default has occurred and is continuing or would result after giving effect to such Restricted Payment above. No Credit Party, nor Parent, shall make, either directly or indirectly, any redemption, purchase, retirement, dividend, defeasance, sinking fund or any other payment, prepayment of principal of, premium, if any, interest, fees or other charges or indemnities on, with respect to, or in connection with (including, without limitation, the payment of any costs or expenses relating to) the Parent Preferred Units.

7.26 Change of Fiscal Year

No Credit Party shall change its Fiscal Year.

7.27 No Impairment of Intercompany Transfers

No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other contractual obligation (other than (i) the Note Documents and the Senior Loan Documents, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (iv) restrictions and conditions imposed on non-Guarantor joint ventures permitted hereunder by the terms of the agreements governing the same and (v) restrictions and conditions imposed under Indebtedness permitted under Section 7.16 with such encumbrances and restrictions that, taken as a whole, are not more restrictive than the terms hereof, and (vi) restrictions and conditions applicable to a Subsidiary acquired in a Permitted Acquisition, provided that such restriction or encumbrance (x) existed at the time such Person became a Subsidiary, (y) was not created in contemplation of or in connection with such Person becoming a Subsidiary and (z) applies only to such Subsidiary) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of the Company to the Company.

7.28 No Speculative Transactions

No Credit Party shall engage in any transaction involving commodity options, futures contracts, Obligations under any Secured Rate Contract or Rates Contract (each as defined in the Senior Credit Facility), or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars with respect to Indebtedness owed by it.

7.29 Changes Relating to Senior Credit Facility

No Credit Party shall (a) change or amend the terms of the Senior Credit Facility or (b) enter into any refinancing of the Senior Credit Facility except to the extent permitted in accordance with the Subordination Agreement.

7.30 Holdings

Notwithstanding anything herein to the contrary, Holdings shall not engage in any trade or business, or own any assets (other than Stock of the Company and assets and activities incidental thereto) or incur any Indebtedness or Guaranteed Indebtedness (other than the Obligations hereunder, the Senior Obligations, the Subordinated Debt and Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement, provided that to the extent such primary obligation is subordinated, then the related Guaranteed Indebtedness shall be subordinated on the same terms).

7.31 Management Fees

The Company shall not amend, waive, modify, supplement or otherwise consent to any modification of any documentation evidencing or relating to the Management Fees, if any, if the effect of such amendment, waiver, modification or supplement would be to increase the Management Fees other than as permitted in Section 7.25.

7.32 Further Assurances

Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon the reasonable request of the Requisite Holders, duly execute and deliver, or cause to be duly executed and delivered, to the Holders such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Requisite Holders to carry out more effectively the provisions and purposes of this Agreement or any other Note Document.

ARTICLE VIII

DEFAULTS AND REMEDIES

8.1 Event of Default

Each of the following is an “Event of Default”:

(a) The Company (i) fails to make any payment of principal of the Notes when due and payable, or (ii) fails to make any payment of interest on, or Fees owing in respect of, the Notes or any of the other Obligations (except as expressly provided in clause (iii) below) within three (3) Business Days of when due and payable, or (iii) fails to pay or reimburse any Purchaser for any expense reimbursable hereunder or under any other Note Document within ten (10) days following such Purchaser’s demand for such reimbursement or payment of expenses, in each case irrespective of the operation of the Subordination Agreement.

(b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Section 7.8, 7.11 or Sections 7.14-7.31, or any of the provisions set forth in Annex D, respectively.

(c) The Company fails or neglects to perform, keep or observe any of the provisions of Section 7.5(a), Section 7.13 or any of the provisions set forth in Annex C. and the same shall remain unremedied for ten (10) Business Days or more.

(d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Note Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more after the earlier of knowledge by an officer of any Credit Party of such default and written notice by any Purchaser to any Credit Party thereof.

(e) Any default or breach occurs under any agreement, document or instrument under which there may be issued or incurred, or by which there may be secured or evidenced, any Senior Obligations, whether such Senior Obligations now exist, or are created after the date of this Agreement, if such default or breach (A) is caused by the failure to pay any principal amount under such Senior Obligations prior to the expiration of any applicable grace period (excluding a failure to pay any principal amount due pursuant to Section 1.3(b)(ii) or Section 5.4(c) of the Senior Credit Facility; and provided that any principal payment due (and not otherwise waived or extended by the Senior Lenders) pursuant to any provision of Section 1.3(b) of the Senior Credit Facility other than clause (b)(ii) shall be subject to an additional grace period of 45 days following expiration of any applicable grace period or reinvestment period permitted under the Senior Credit Facility) or (B) results in the acceleration of the Senior Obligations prior to their express maturity.

(f) A default or breach occurs under any other agreement, document or instrument in respect of any Indebtedness or Guaranteed Indebtedness (other than the Senior Obligations) in excess of $4,025,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements) to which any Credit Party is a party, that is not cured within any applicable grace period therefor, and which default or breach causes, or permits any holder of such Indebtedness or

Guaranteed Indebtedness relating thereto or a trustee to cause, the Indebtedness or Guaranteed Indebtedness relating thereto or a portion thereof in excess of $4,025,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof.

(g) Any representation or warranty herein or in any Note Document or in any written statement, report, financial statement or certificate made or delivered to any Holder by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

(h) A case or proceeding is commenced against Parent or any Credit Party seeking a decree or order in respect of Parent or such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Parent or such Credit Party or for any substantial part of Parent’s or any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of Parent or such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.

(i) Parent or any Credit Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Parent or such Credit Party or for any substantial part of Parent’s or any such Credit Party’s assets, (iii) makes an assignment generally for the benefit of creditors, or (iv) takes any company or corporate action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j) A final judgment or judgments for the payment of money in excess of $4,025,000 in the aggregate in excess of amounts covered by insurance or by an indemnity from an indemnitor reasonably acceptable to the Requisite Holders at any time are outstanding against one or more of the Credit Parties and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k) Any material provision of any Note Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Note Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Note Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

8.2 Acceleration

In the case of an Event of Default specified in clause (h) or (i) of Section 8.1 hereof, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Requisite Holders may declare all the

Notes to be due and payable immediately; provided that, upon the occurrence of an Event of Default specified in clause (a) of Section 8.1 hereof, with or without Requisite Holder consent, any Purchaser may declare all the Notes to be due and payable immediately, so long as such Purchaser, together with its Affiliates, holds at least 25% in the aggregate principal amount of the then outstanding Notes. Upon the effectiveness of any such declaration, the Notes will become due and payable immediately.

In the case of (a) an acceleration pursuant to an Event of Default specified in clause (a) of Section 8.1 hereof, the Holders of not less than 80% in aggregate principal amount of the then outstanding Notes and (b) an acceleration pursuant to any other Event of Default (other than an Event of Default specified in clause (h) or (i) of Section 8.1 hereof), the Holders of not less than 60% in aggregate principal amount of the then outstanding Notes, in each case, by written notice to the Company may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or the premium that has become due solely because of the acceleration) have been cured or waived.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Agreement, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. No premium shall be payable in connection with acceleration of the Notes in any other circumstances.

8.3 Other Remedies

If an Event of Default occurs and is continuing, the Holders of the Notes may, subject to the terms of the Subordination Agreement, pursue any available remedy to collect the payment of principal, premium, and interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement.

A delay or omission by any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

8.4 Waiver of Past Defaults

Holders of not less than 60% in aggregate principal amount of the then outstanding Notes may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium or interest on, the Notes may only be waived by the Holders of not less than 80% in aggregate principal amount of the then outstanding Notes; provided, however, that the Holders of not less than (a) 80% in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences with respect to an Event of Default under clause (a) of Section 8.1 and (b) 60% in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences with respect to any other Event of Default (other than an Event of Default under clause (h) or (i) of Section 8.1), in each case, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

8.5 Rights of Holders of Notes to Receive Payment

Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

ARTICLE IX

SUBORDINATION

The Obligations and the Senior Obligations are subject to a Subordination and Intercreditor Agreement (the “Subordination Agreement”) with the Purchasers, the Senior Lenders and Company substantially in the form of the attached Annex E.

ARTICLE X

NOTE GUARANTEES

10.1 Note Guarantees

Each Guarantor is a direct or indirect Subsidiary of the Company and as a result thereof, Company and each Guarantor share an identity of interest as members of a consolidated group of companies engaged in substantially similar businesses, and the sale of the Notes will facilitate the expansion and enhance the overall financial strength and stability of the company group, including each of the Guarantors. In consideration of the premises and in order to induce the Purchasers to purchase the Notes under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably Guarantees, jointly and severally, to each Purchaser and each Holder of Notes and their respective successors and assigns:

(1)	the full and punctual payment of principal of, premium and interest on the Notes when due, whether at maturity, by acceleration, by prepayment or otherwise, and all other monetary Obligations of the Company under this Agreement and the Notes; and

(2)	the full and punctual performance within applicable grace periods of all other Obligations of the Company under this Agreement and the Notes. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article X notwithstanding any extension or renewal of any Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Obligations. The Obligations of each Guarantor hereunder shall not be affected by:

(3)	the failure of any Holder of Notes to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Agreement, the Notes or any other agreement or otherwise;

(4)	any extension or renewal of any thereof;

(5)	any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, the Notes or any other agreement;

(6)	the release of any security held by any Purchaser or any Holder of Notes for the Obligations or any of them;

(7)	the failure of any of the Purchasers or any Holder of Notes to exercise any right or remedy against any other guarantor of the Obligations; or

(8)	except as set forth in Section 10.6 hereof, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guarantee pursuant to this Article X (each, a “Note Guarantee”) constitutes a Guarantee of payment, performance and compliance when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Purchaser or any Holder of Notes, to any security held for payment of the Obligations.

Each Note Guarantee is, to the extent and in the manner set forth in Article IX hereof, subordinated and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all Senior Obligations of the Guarantor giving such Guarantee and each Note Guarantee is made subject to such provisions of this Agreement.

Except as expressly set forth in Sections 10.2 and 10.6 hereof, the Obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Purchaser or any Holder of Notes to assert any claim or demand or to enforce any remedy under this Agreement, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium or interest on any Obligation is rescinded or must otherwise be restored by each Purchaser or any Holder of Notes upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which each Purchaser or any Holder of Notes has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Obligation when and as the same shall become due, whether at maturity, by acceleration, by prepayment or otherwise, or to perform or comply with any other Obligation each Guarantor hereby promises to and shall, upon receipt of written demand by any Purchaser or any Holder of Notes, forthwith pay, or cause to be paid, in cash, to each Purchaser and the Holders of Notes an amount equal to the sum of:

(9)	the unpaid amount of such Obligations that is due and payable;

(10)	accrued and unpaid interest on such Obligations (but only to the extent not prohibited by law) that is due and payable; and

(11)	all other monetary Obligations of the Company to each Purchaser and the Holders of Notes that are due and payable.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Obligations Guaranteed hereby until payment in full of all Obligations and all Obligations to which the Obligations are subordinated as provided in Article IX. Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes, on the other hand:

(12)	the maturity of the Obligations Guaranteed hereby may be accelerated as provided in Article VIII hereof for the purposes of such Guarantor’s Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations Guaranteed hereby; and

(13)	in the event of any declaration of acceleration of such Obligations as provided in Article VIII hereof such Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.1.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by each Purchaser or any Holder of Notes in enforcing any rights under this Article X, subject to Section 1.4 hereof.

10.2 Limitation on Liability

Any term or provision of this Agreement to the contrary notwithstanding, the maximum aggregate amount of the Obligations Guaranteed hereunder by any Guarantor will not exceed the maximum amount that can be hereby Guaranteed without rendering this Agreement, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

10.3 Successors and Assigns

This Article X will be binding upon each Guarantor and its successors and assigns and will enure to the benefit of the successors and assigns of the Holders of Notes and, in the event of any transfer or assignment of rights by any Purchaser or any Holder of Notes, the rights and privileges conferred upon that party in this Agreement and in the Notes shall automatically extend to and be vested in such transferee or assignee.

10.4 No Waiver

Neither a failure nor a delay on the part of the Holders of Notes in exercising any right, power or privilege under this Article X will operate as a waiver thereof, nor will a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Holders of Notes herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which they may have under this Article X, at law, in equity, by statute or otherwise.

10.5 Modification

No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Guarantor therefrom, will in any event be effective unless the same is in writing and signed by the Requisite Holders of Notes as contemplated by Section 12.3 hereof and then such waiver or consent will be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case will entitle that Guarantor to any other or further notice or demand in the same, similar or other circumstances.

10.6 Release of Guarantor

Upon the sale (including any sale pursuant to any exercise of remedies by a lender under the Senior Credit Facility) or other disposition (including by way of consolidation or merger) of a Guarantor or the sale or disposition of all of the assets of such Guarantor, such Guarantor shall be deemed released from all Obligations under this Article X with any further action required on the part of any Holder of Notes.

10.7 Subordination of Note Guarantees

The Obligations of each Guarantor under its Note Guarantee pursuant to this Article X will be junior and subordinated to the Senior Obligations of such Guarantor as provided in Article IX of this Agreement.

ARTICLE XI

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“A-Rated Bank” has the meaning ascribed to such term in Section 7.15.

“A/R Members Agreement” means that certain Amended and Restated Members Agreement dated as of the date hereof, by and among the Parent and the Equity Investors, as may be amended.

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounts” means all “accounts,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health-care-insurance receivables, and (f) all collateral security, guarantees or other Supporting Obligations of any kind, now or hereafter in existence, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Acquisition” means the merger of AcquisitionCo with and into ChartOne, with ChartOne surviving such merger as a wholly-owned, indirect Subsidiary of the Company pursuant to the Merger Agreement.

“Acquisition Pro Forma” has the meaning ascribed to such term in Section 7.14(i).

“AcquisitionCo” means ChartOne Acquisition Corp., a Delaware corporation and wholly-owned indirect Subsidiary of the Company.

“Adjusted Consolidated EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to the sum of (i) Consolidated EBITDA for such period plus (ii) historical Consolidated EBITDA relating to acquisitions that have not yet accreted into such Person’s results for the period then ended, plus (iii) severance expense and one-time stay bonuses in connection with any such acquisition as reasonably demonstrated to the Holders, plus

(iv) to the extent deducted or not otherwise included in Consolidated EBITDA for such person, purchase accounting adjustments under GAAP, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto; plus (v) such pro forma adjustments and cost savings relating to such acquisitions that are prepared on a reasonable basis and are reasonably acceptable to the Requisite Holders.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether in the capacity of officer or director of such Person, through the ownership of voting securities, by agreement or otherwise. The term “Affiliate” shall specifically exclude Senior Agent, Senior Lenders, and each Purchaser or Holder of the Notes, other than, in each instance, the Sponsor.

“Agent” means any Person authorized to act and who acts on behalf of the Purchaser with respect to the transactions contemplated by the Note Documents.

“Agreement” means this Purchase Agreement and all Schedules and Annexes attached hereto.

“Asset Disposition Event” means any asset disposition by a Credit Party (excluding any proceeds from any insurance or condemnation proceedings and proceeds of Excluded Asset Dispositions) in excess of $1,000,000 in any twelve month period commencing after the Closing Date (when taken together with all other proceeds of asset dispositions (excluding any insurance or condemnation proceeds and proceeds of Excluded Asset Dispositions)) (after giving effect to the reinvestment right set forth in Section 1.3(b)(ii) of the Senior Credit Facility).

“Authorized Signatory” with respect to any Person, shall mean the president, any vice president, the chief financial officer, the chief executive officer or the chief operating officer of such Person, if any, which officer shall be duly authorized and designated in writing from time to time by such Person to execute documents, agreements and instruments on behalf of such Person.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Board Nominee Purchaser” has the meaning ascribed to such term in Section 7.9.

“Business” means the business that the Company and its Subsidiaries are engaged in as of the Closing Date, as well as businesses reasonably related or incidental thereto.

“Business Day” means any day that is not a Legal Holiday.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness but excluding expenditures made from proceeds of disposition of assets or insurance or condemnation proceeds and equity proceeds and consideration paid in Permitted Acquisitions) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP (including, without limitation, capitalized Software development costs).

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Equivalents” has the meaning ascribed to such term in Section 7.15.

“Certificate” means a certificate of the Company and/or Holdings (as applicable), executed on their behalf by an Authorized Signatory in form and substance reasonably satisfactory to the Requisite Holders.

“Change of Control” means, (a)(i) prior to an IPO by Parent or Holdings, any event, transaction or occurrence as a result of which the Equity Investors cease to own and control (directly or indirectly) the economic and voting rights associated with ownership of at least fifty-one percent (51%) of all classes of the outstanding common stock of Holdings (taken together, not individually) on a fully diluted basis, (ii) prior to an IPO by Parent or Holdings, any event, transaction or occurrence as a result of which Sponsor ceases to own and control (directly or indirectly) the economic and voting rights associated with ownership of at least forty percent (40%) of all classes of the outstanding common stock of Holdings (taken together, not individually) on a fully diluted basis, or (iii) after an IPO by Parent or Holdings, any Person other than the Equity Investors owns and controls (directly or indirectly) more than thirty-five percent (35%) of the economic and voting rights associated with ownership of all classes of the outstanding common stock of Holdings (taken together, not individually) on a fully diluted basis, (b) any event, transaction or occurrence as a result of which the Sponsor (directly or indirectly) ceases to possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Holdings and to direct the management policies and decisions of Holdings, (c) Holdings ceases to own and control (directly or indirectly) one hundred percent (100%) of the economic and voting rights associated with all of the outstanding Stock of the Company, or (d) the Company ceases to own and control (directly or indirectly) one hundred percent (100%) of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries, other than Foreign Subsidiaries, except in connection with investments in and the disposition of Subsidiaries as expressly permitted under the Agreement.

“Charges” means all federal and state, and material county, city, municipal, local, foreign or other material governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Obligations, (b) the employees, payroll, income or gross receipts of any Credit Party, (c) any Credit Party’s ownership or use of any properties or other assets, or (d) any other aspect of any Credit Party’s Business.

“ChartOne” means ChartOne, Inc., a Delaware corporation.

“Charter Documents” means the Articles of Organization, Articles of Incorporation or Certificate of Incorporation and Bylaws, as amended or restated (or both) to date, of the Company and any of its Subsidiaries, as applicable.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

“Closing” means the sale and purchase of the Notes by the Company to the Purchasers.

“Closing Date” means the date of this Agreement.

“Closing Date Material Adverse Effect” means, prior to giving effect to the Acquisition, a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or ChartOne and its Subsidiaries, taken as a whole, except that “Closing Date Material Adverse Effect” shall not include any effects resulting from (i) the Merger Agreement, the transactions contemplated thereby or the announcement thereof, (ii) changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise), (iii) changes, after the date of the Merger Agreement, in conditions generally applicable to businesses in the same or similar industries of the Company, ChartOne or their respective Subsidiaries including, without limitation, (I) changes in laws generally applicable to such businesses or industries or (II) changes in GAAP or its application, (iv) any failure by the Company, ChartOne or their respective Subsidiaries to meet any, or change by the Company, ChartOne or their respective Subsidiaries of, internal or published projections, forecasts of revenue or earnings predictions for any period ending on or after the date of the Merger Agreement (it being understood, however, that the facts, circumstances or changes underlying such failure shall be taken into account in determining whether a Closing Date Material Adverse Effect has occurred) or (v) any loss by the Company or ChartOne of customers or employees subsequent to any announcement of the Acquisition that is not caused by the negligence or misconduct of the Company or ChartOne, respectively. Notwithstanding the foregoing, changes described in clauses (ii) and (iii) above shall be included in “Closing Date Material Adverse Effect” if such change or changes affects the Company, ChartOne or their respective Subsidiaries in a disproportionate manner relative to the other national providers in the industry in which the Company, ChartOne or such Subsidiaries operate.

“Closing Fee” has the meaning assigned to such term in Section 1.2(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or law thereto.

“Company” means CT Technologies Intermediate Holdings, Inc., a Delaware corporation.

“Compliance Certificate” has the meaning ascribed to it in Annex C.

“Consolidated EBITDA” means, with respect to any Person and its Subsidiaries on a consolidated basis for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) interest income, (ii) gain from extraordinary items for such period, (iii) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (iv) Restricted Payments made to non-Credit Parties pursuant to Section 7.25(k) and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum, in each case to the extent deducted or, solely for purposes of clause (xvi) below, not otherwise included, in the calculation of consolidated net income of such Person for such period in accordance with GAAP, of (without duplication) (i) income tax expense for such period, (ii) losses from extraordinary items for such period, (iii) any aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (iv) losses from discontinued and divested operations, (v) depreciation and amortization for such period, (vi) interest, fees and other charges paid or accrued on Indebtedness, including, without limitation, interest on capitalized leases that is imputed in accordance with GAAP, (vii) amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees, premiums paid and charges associated with Indebtedness, (viii) fees and expenses related to the Related Transactions not to exceed $14,000,000, (ix) non-cash compensation charges, including any such charges resulting from stock options, stock appreciation rights, restricted stock grants and other equity incentive programs, (x) non-cash expenses and adjustments related to purchase accounting with respect to the Acquisition or any Permitted Acquisitions, (xi) non-recurring losses and charges as reasonably demonstrated to the Holders, (xii) Management Fees to the extent permitted pursuant to Section 7.25 and expenses to the extent permitted pursuant to Section 7.25(d)(ii), (xiii) costs and expenses incurred in connection with acquisitions, equity issuances, issuances or amendments of debt and asset sales, in each case as reasonably demonstrated to the Holders and for such period and only to the extent deducted in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, provided that such costs and expenses shall not exceed $1,000,000 per transaction or series of related transactions if such transaction or series of related transactions was not consummated, (xiv) severance expense as reasonably demonstrated to the Holders, (xv) one-time stay bonuses in connection with the Acquisition and Permitted Acquisitions as reasonably demonstrated to the Holders, (xvi) any applicable Synergy Adjustments for such fiscal period, (xvii) expenses and charges incurred to the extent reimbursed by third parties pursuant to indemnification provisions or insurance proceeds, (xviii) non-recurring restructuring charges reasonably demonstrated to the Holders, and (xix) any other non-cash charges or losses that have been deducted in determining consolidated net income, in each case to the extent deducted in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication; provided, that the following shall be excluded from Consolidated EBITDA (to the extent otherwise included therein) without duplication: (i) non-cash gains and losses due solely to fluctuations in currency values, (ii) non-cash earnings or charges resulting from any reappraisal, revaluation or write-up or write-down of assets, (iii) the cumulative effect of any change in accounting principles in accordance with GAAP and (iv) non-cash valuation gains and losses with respect to obligations under Rate Contracts designed to provide protection against fluctuations in interest rates. Notwithstanding the foregoing, Consolidated EBITDA for Holdings and its Subsidiaries shall be deemed to be (i) the following amounts for the following Fiscal Quarters: (A) Fiscal Quarter ended September 30, 2007, $10,831,175, (B) Fiscal Quarter ended December 31, 2007, $8,732,922, (C) Fiscal Quarter ended March 31, 2008, $10,019,021 and (D) Fiscal Quarter ended June 30, 2008, $11,297,541 and (ii) calculated to include the Consolidated EBITDA of ChartOne and the Company for the Fiscal Quarter ended September 30, 2008 in a manner consistent with the calculation of the amounts set forth in clause (i) of this sentence.

For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any gain attributable to the write-up of any asset and any loss attributable to the write-down of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of asset (unless such successor was a Subsidiary of the Company prior to such consolidation, merger or transfer), (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary, (10) the cumulative effect of any change in GAAP during such period, and (11) any noncash SFAS 133 income (or loss) related to hedging activities.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means, collectively, Holdings, the Company and its Subsidiaries.

“Debt Service” means, with respect to any Person and its Subsidiaries on a consolidated basis and for any fiscal period, an amount equal to the sum of (a) Interest Expense paid or required to be paid in cash by such Person during such period (excluding agency and periodic depository bank fees and one-time, upfront financing fees in connection with issuances of Indebtedness) less the amount of interest income, (b) the scheduled amortization of any outstanding Indebtedness during such period, (c) Management Fees paid during such period, (d) expenses described in Section 7.25(d)(ii) in excess of $150,000 in any Rolling Period and (e) payments described in Section 7.25(e) in excess of $1,000,000 in any Rolling Period.

“Default” means any event which is, or after notice or passage of time would be, an Event of Default.

“DLJ” means, collectively, DLJ Investment Partners III, L.P., DLJ Investment Partners, L.P. and IP III Plan Investors, L.P and their respective successors.

“Documents” means any “documents,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not a Foreign Subsidiary.

“Employee Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA and which is maintained by the Company or any of its Subsidiaries and is qualified under Section 401 of the Code.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, permit requirements, regulations and legally binding standards, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Parry’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, (but excluding motor vehicles, rolling stock and other assets subject to certificate of title statutes) and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Equity Investors” means Sponsor, management of the Credit Parties and related parties, Purchasers and Ares Capital Corporation, a Maryland corporation, and each of their respective Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan (other than any such event with respect to which the notice requirement has been waived under applicable regulations); (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, and any successor statute or law thereto.

“Excluded Asset Dispositions” means any asset sale, exchange, or other disposition of assets permitted by Section 7.21, except under Sections 7.2(c), (i), and (m).

“Financial Covenants” means the financial covenants set forth in Annex D.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets delivered in accordance with Section 4.12 and Annex C.

“Fiscal Month” means any of the monthly accounting periods of the Company.

“Fiscal Quarter” means any of the quarterly accounting periods of the Company and its Subsidiaries, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Company and its Subsidiaries ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to Holdings and its Subsidiaries and for any fiscal period, the ratio of (a) the remainder of (i) Consolidated EBITDA for such period minus (ii) income taxes paid in cash for such period and minus (iii) Capital Expenditures made during such period to (b) Debt Service for such period.

“Fixtures” means all “fixtures” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is not organized under the laws of any state of the United States of America or the District of Columbia.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money of such Person and its Subsidiaries on a consolidated basis evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including letters of credit, Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of any Credit Party, the Obligations, the Senior Obligations, Permitted

Subordinated Seller Debt, Subordinated Debt and, without duplication, payment-in-kind interest accrued on the Indebtedness and added to the principal of such Indebtedness and Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Intangibles” means all “general intangibles,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including, without limitation, all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. The term “Guarantee” used as a verb (and the participle formed therefrom) will have a correlative meaning.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof, as determined by such Person in good faith.

“Guarantors” means each of:

(1)	the guarantors listed on the signature pages hereto; and

(2)	any other Subsidiary that executes a Note Guarantee in accordance with the provisions of this Agreement,

and their respective successors and assigns.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and any rules or regulation promulgated from time to time thereunder.

“Holder” or “Holders” means a Person in whose name a Note is registered.

“Holdings” means CT Technologies Intermediate Holdings (Topco), Inc., a Delaware corporation, and the direct parent of the Company.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all

Capital Lease Obligations of such Person, (f) all net obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of which shall be the greater of the amount of such Indebtedness and the fair market value of such property), and (i) the Obligations and the Obligations (as defined in the Senior Credit Facility); provided, that Indebtedness shall not include any Management Fees.

“Indemnified Parties” has the meaning assigned to such term in Section 1.5.

“Indemnifying Parties” has the meaning assigned to such term in Section 1.5.

“Initial Equity Contribution” means the cumulative equity contribution by Equity Investors to Parent, with a matching contribution to Holdings, and a matching contribution to the Company pursuant to the terms of the Company’s Limited Liability Company Agreement, of $128 million inclusive of all common stock and preferred stock (inclusive of accrued dividends) converted to equity on or prior to the Closing Date.

“Instruments” means all “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all internet domain names owned or used by a Credit Party, Licenses, Patents, Copyrights (including websites and portals), Trademarks, and the goodwill associated with such Trademarks.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for such period, including interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Investment” has the meaning ascribed to such term in the definition of the term “Permitted Intercompany Transaction”.

“Investment Property” means all “investment property” as such term is defined in the UCC now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IPO” means the sale of shares of common stock of a Parent or Holdings in an underwritten initial public offering registered under the Securities Act (other than on Form S-8 or Form S-4 or any comparable forms) that has been filed under the Securities Act and declared effective by the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act, other than a sale of common stock of Parent or Holdings issued together with preferred stock or indebtedness of Parent or Holdings or any of their respective Subsidiaries.

“Legal Holiday” means a Saturday, Sunday or day on which banks and trust companies in the principal place of business of the Company or in New York City are not required to be open. If a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and interest shall accrue for the intervening period.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Losses” has the meaning ascribed to such term in Section 1.5.

“Management Fees” means all amounts payable by the Company and its Subsidiaries in respect of management fees payable to any Equity Investor pursuant to any management or consulting agreements among one or more of Sponsor, Holdings and/or Subsidiaries of Holdings.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial or other condition of the Credit Parties (taken as a whole), (b) the ability of the Company to pay any of the Notes or any of the other Obligations in accordance with the terms of this Agreement or any Guarantor’s ability to honor any guaranty of obligations related to its Note Guarantee or (c) each Purchaser’s rights and remedies under the Agreement and the other Note Documents.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of August 4, 2008 by and among ChartOne, AcquisitionCo and HealthPort Technologies, LLC.

“Merger Documents” means the Merger Agreement and all other agreements and documents relating to the Acquisition.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means with respect to any asset or Stock disposition by any Credit Party, any casualty or condemnation event, or any issuance of Stock by any Credit Party or the incurrence of any Funded Debt by any Credit Party, the cash proceeds of such transaction net of (a) commissions, including brokers’ fees or commissions, legal, accounting and other transactional fees, and other reasonable transaction costs, fees and expenses properly attributable to such transaction or collection of proceeds and payable by the Credit Parties in connection therewith (in each case, paid or payable to non-Affiliates or, in the case of payment to an Affiliate, if such amount paid or payable is on fair and reasonable terms which are no less favorable to any Credit Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate), (b) transfer or other similar taxes, (c) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Liens), if any, (d) an appropriate reserve for income taxes, Franchise and other similar taxes, and tax distributions in connection therewith, (e) amounts provided as a reserve, in accordance with GAAP, against (i) any liabilities under any indemnification obligations or purchase price adjustments associated with any such asset disposition or event of loss or (ii) any other liabilities retained by the Company or any of its Subsidiaries associated with the properties sold in any such asset disposition including pension and other post-employment benefit liabilities related to environmental matters and liabilities and indemnification obligations associated with such asset dispositions (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (f) the Company’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities sold within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds).

“New York Life” means New York Life Investment Management Mezzanine Partners II, LP and its successors.

“Note Documents” means this Agreement, the Notes and the Subordination Agreement.

“Note Guarantees” has the meaning assigned to such term in Section 10.1.

“Notes” means the Company’s 14.0% Senior Subordinated Notes due March 22, 2014 issued and sold pursuant to this Agreement.

“NYLIM” means NYLIM Mezzanine Partners II Parallel Fund, LP and its successors.

“NYLIM Entities” means, collectively, New York Life and NYLIM.

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to any Purchaser or any Holder, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Note Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), fees, hedging obligations under swaps, caps and collar arrangements provided by any Holder in accordance with the terms of the Agreement, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Note Documents.

“Officers’ Certificate” means a certificate signed by an Authorized Signatory of the Company.

“Parent” means CT Technologies Holdings, LLC, a Delaware limited liability company, and the direct parent of Holdings.

“Parent Preferred Units” means those certain Senior Preferred Units and Series C Units issued by the Parent pursuant to the Securities Purchase Agreement.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PennantPark” means PennantPark Investment Corporation and its successors.

“PennantPark Credit Agreement” means that certain Corporate Revolving Credit Agreement dated June 25, 2007, by and between PennantPark, as borrower and the PennantPark Lenders, as lenders, as amended, restated, amended and restated or refinanced from time to time.

“PennantPark Lender” means any lender (or any trustee or custodian acting on their behalf) party to the PennantPark Credit Agreement from time to time.

“Permitted Acquisition” has the meaning ascribed to it in Section 7.14.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges (including, without limitation, real estate taxes or assessments or governmental charges) not yet due and payable or which are being contested in accordance with Section 7.3(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the repayment of borrowed money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Real Estate incurred in the ordinary course of business would not individually or in the aggregate, have a Material Adverse Effect on the business of any Credit Party or which are being contested by appropriate proceedings; (f) deposits securing, or in lieu of, surety, appeal, performance or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, covenants, conditions or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use of such Real Estate; (i) presently existing or hereafter created Liens in favor of the Senior Lenders; and (j) leases, Licenses or subleases granted to others, in the ordinary course of business.

“Permitted Intercompany Transaction” means any investment, loan or advance made (i) by the Company or any Guarantor in or to the Company or another Guarantor, (ii) by Holdings in or to the Company or (iii) by any Subsidiary that is not a Guarantor in or to the Company or any of its Subsidiaries (each such investment, loan or advance, an “Investment”); provided that in the case of any such Investment consisting of intercompany loans and advances, (A) such Credit Party shall have executed and delivered to such other Credit Party a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany loans or advances owing at any time by such Credit Party to the other Credit Party, which Intercompany Note shall be in form and substance reasonably satisfactory to the Requisite Holders, (B) such Credit Party shall record all such intercompany loans or advances on its books and records and (C) the obligations of such Credit Party under the Intercompany Note shall be subordinated to the Obligations in a manner reasonably satisfactory to Agent.

“Permitted Liens” means Liens permitted under Section 7.20.

“Permitted Purchase Money Indebtedness” means any Indebtedness incurred by any Credit Party (other than Holdings) after the Closing Date to finance its acquisition, construction or leasing of any fixed or capital asset (and whether or not such Indebtedness is in the form of a loan, conditional sale, note, debt security or Capital Lease) and any refinancing thereof that does not have the effect of increasing the principal amount thereof (other than to add thereto any accrued interest and expenses of refinancing), provided that such Indebtedness is incurred within thirty (30) days after such Credit Party’s acquisition or leasing of such asset and the principal amount of all such Indebtedness of the Credit Parties combined does not exceed $5,500,000 in the aggregate at any one time outstanding.

“Permitted Subordinated Seller Debt” shall mean unsecured Indebtedness incurred by a Credit Party and issued to a seller as consideration for a Permitted Acquisition that is subordinated to the Obligations on terms reasonably acceptable to the Requisite Holders and is issued subject to interest rates, amortization and other terms reasonably acceptable to the Requisite Holders.

“Person” means an individual, partnership, corporation, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA, that any Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

“Pre-Synergy Consolidated EBITDA” means, with respect to any Person for any fiscal period, an amount equal to (a) Consolidated EBITDA for such period plus (b) historical Consolidated EBITDA relating to acquisitions that have not yet accreted into such Person’s results for the period then ended, minus (c) the Synergy Adjustments for such period. Notwithstanding the foregoing, Pre-Synergy Consolidated EBITDA for Holdings and its Subsidiaries shall be deemed to be the following amounts for the following Fiscal Quarters: (i) Fiscal Quarter ended March 31, 2008, $7,383,885 and (ii) Fiscal Quarter ended June 30, 2008, $8,662,405.

“Prepayment Premium” has the meaning assigned to such term in Section 3.1(a).

“Pro Forma” means the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of July 31, 2008 after giving pro forma effect to the Related Transactions.

“Proacsys” shall mean Proacsys, LLC, a Delaware limited liability company.

“Projections” means the Company’s business forecasts in the form set forth on Schedule 4.12(c) attached hereto.

“Purchasers” means each of the entities named as purchasers of Notes on the signature pages of this Agreement.

“Qualified IPO” means the sale for cash in an amount in excess of $50 million of shares of common Stock in an underwritten initial public offering registered under the Securities Act (other than on Form S-8 or Form S-4 or any comparable forms) that has been filed under the Securities Act and declared effective by the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act, other than a sale of common Stock issued together with preferred stock or indebtedness of the Company or any of its Subsidiaries.

“Qualified Plan” means a Plan that is intended to be tax-qualified under Section 401(a) of the Code.

“Real Estate” has the meaning ascribed to it in Section 6.6.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Related Transactions” means the issuance of the Notes, the entering into and initial making of the loans and incurrence of obligations under the Senior Credit Facility, the consummation of the Refinancing (as defined in the Senior Credit Facility), the consummation of the Acquisition, the consummation of the Initial Equity Contribution, the payment of all fees, costs and expenses associated with any or all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Note Documents, the Senior Loan Documents, the Merger Agreement, documentation evidencing the Initial Equity Contribution and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Requisite Holders” has the meaning ascribed to such term in Section 12.3.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (d) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation or reimbursement in the ordinary course of business to Stockholders who are employees of such Credit Party or as permitted pursuant to Section 7.17; and (e) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Rolling Period” means, with respect to any Fiscal Quarter, the period of twelve (12) consecutive Fiscal Months ending on the last day of such Fiscal Quarter; provided that, for purposes of Section 4.14 and Section 4.15, Rolling Period shall mean the most recently ended twelve (12) month period for which financial statements have been delivered.

“Rule 144” means Rule 144 as promulgated by the Securities Exchange Commission under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute or law thereto.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of the date of the Agreement, entered into by and among Parent and the “Purchasers” thereunder.

“Senior Credit Facility” means that certain credit agreement dated as of September 22, 2008, by and among Company and the financial institutions party thereto, and any notes, guarantees and security documents entered into by the Company and any Subsidiary of the Company in connection therewith as each of the same may from time to time be amended, restated, renewed, refinanced, replaced, extended, refunded, supplemented or otherwise modified (whether with one or more facilities).

“Senior Debt” means, with respect to any Person, all Funded Debt and Guaranteed Indebtedness of such Person and its Subsidiaries in respect of the Senior Obligations.

“Senior Obligations” has the meaning ascribed to such term in the Subordination Agreement.

“Senior Lenders” means the “Lenders” as defined in the Senior Credit Facility.

“Senior Leverage Ratio” means, with respect to any Person and for any date of determination, the ratio of (i) all Senior Debt of such Person as of the end of the applicable Rolling Period, to (ii) such Person’s Adjusted Consolidated EBITDA for such Rolling Period, all as determined on a consolidated basis.

“Senior Loan Documents” means the “Loan Documents” as defined in the Senior Credit Facility.

“Software” means all “software” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods (as defined in the UCC), including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Specified Redemption Premium” means at any date of determination in connection with a redemption of the Notes in connection with a Specified Repurchase Event described in clause (i) of the definition of “Specified Repurchase Event”, (i) if such redemption occurs on or prior to September 22, 2012, an amount equal to the product of 1.0% multiplied by the principal amount of such redemption, and (ii) if such redemption occurs after September 22, 2012, an amount equal to the product of 0.0% multiplied by the principal amount of such redemption.

“Specified Repurchase Event” means the occurrence of (i) any Change of Control, (ii) any Qualified IPO, (iii) any Asset Disposition Event, (iv) any issuance by a Credit Party or Parent of Stock (other than Stock of Parent issued to another Credit Party, to the Equity Investors or their Affiliates or co-investors, or Persons exercising preemptive rights in connection with an issuance of Stock to the Equity Investors or to employees in the ordinary course of business, or so long as no Default or Event of Default exists or would exist after giving effect thereto (x) to finance the repurchase of management equity or (y) to fund Capital Expenditures and Permitted Acquisitions pursuant to Section 7.14), or (v) any issuance by a Credit Party or Parent of debt securities or incurrence of any Funded Debt (other than Indebtedness permitted by Section 7.16(i) hereof).

“Sponsor” means ABRY Partners LLC or any controlled investment Affiliates thereof; provided that for purposes of the definitions of “Change of Control” and “Equity Investors”, “Affiliates” shall be limited to each Person that controls, is controlled by or is under common control with ABRY Partners LLC.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means any Indebtedness of any Credit Party or Parent that (a) does not violate the terms of the Agreement, (b) does not require interest payments (other than paid in kind interest) or principal payments, (c) has a maturity date that is no earlier than the date six (6) months following the maturity date of the Notes, (d) is not guaranteed by any other Person, (e) has an aggregate principal amount at any time not exceeding $40,000,000, and (f) is subordinated to the Obligations in a manner and form reasonably satisfactory to the Requisite Holders as to right and time of payment and as to any other rights and remedies thereunder, including, without limitation, that no payments shall be required on such Subordinated Debt until the payment in full of the Obligations unless acceptable to the Requisite Holders and no exercise of remedies on such Subordinated Debt shall be permitted for so long as any Obligations remain outstanding; provided that any Credit Party or Parent shall only be permitted to incur Subordinated Debt so long as (i) the Company shall be in pro forma compliance with all Financial Covenants and (ii) (x) if such Subordinated Debt is incurred on or prior to September 22, 2009, the Company shall have a Total Leverage Ratio not in excess of 5.35 to 1.00 and such incurrence shall result in an increase of the Total Leverage Ratio by no greater than 0.25 to 1.00 and (y) if such Subordinated Debt is incurred after September 22, 2009, the Company shall have a Total Leverage Ratio not in excess of 5.10 to 1.00 and such incurrence shall result in an increase of the Total Leverage Ratio by no greater than 0.50 to 1.00, in each case, after giving effect to such funding and the application of proceeds thereof.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by that Person or one or more subsidiaries of that Person or by that Person and one or more subsidiaries of that Person. For purposes of the representations and warranties set forth in Article VI hereof, ChartOne and each of its Subsidiaries shall be deemed to be Subsidiaries of the Company as of the date hereof and as of the Closing Date.

“Supporting Obligations”‘ means all “supporting obligations” as such term is defined in the UCC, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Synergy Adjustment” means, with respect to Holdings and its Subsidiaries on a consolidated basis, the following amounts:

Fiscal Ouarter Ending	Synergy Adjustment Amount
September 30, 2008	$2,635,136
December 31, 2008	$1,669,423
March 31, 2009	$884,413
June 30, 2009	$136,849
September 30, 2009	$47,062

“Target” has the meaning ascribed to that term in Section 7.14.

“Title IV Plan” means a Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA.

“Total Leverage Ratio” means, with respect to any Person and for any date of determination, the ratio of (i) all Funded Debt of such Person as of the end of the applicable Rolling Period to (ii) such Person’s Adjusted Consolidated EBITDA for such Rolling Period, all as determined on a consolidated basis.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade dress, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern.

ARTICLE XII

MISCELLANEOUS

12.1 Notices

All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, first-class mail, telecopier, electronic mail or overnight air courier guaranteeing next day delivery:

(a) if to the Company, to:

CT Technologies Intermediate Holdings, Inc.

875 N. Michigan Avenue

Suite 3640

Chicago, Illinois 60611

Attention: Gerald Hansberger

Telecopier No.: (312) 255-0060

Telephone No.: (312) 255-0077

with copies (which shall not constitute notice) to:

ABRY Partners, LLC

111 Huntington Avenue, 30th Floor

Boston, Massachusetts 02116

Attention: Hilary K. Grove

Telecopier No.: (617)859-2959

Telephone No.: (617) 859-8797

and

Kirkland & Ellis LLP

153 East 53rd Street

New York, New York 10022

Attention: Armand Della Monica

Telecopier No.: (212)446-6460

Telephone No.: (212) 446-4755

(b) if to any Purchaser, to the address or facsimile number indicated on such Purchaser’s signature page hereto.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. The parties may change the addresses to which notices are to be given by giving five days’ prior notice of such change in accordance herewith.

12.2 Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without limitation and without the need for an express assignment, subsequent permitted Holders of Notes.

12.3 Amendment and Waiver

This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by the Company and the Holders of at least 60% in aggregate principal amount of the Notes then outstanding (the “Requisite Holders”); provided further, that any amendment, modification, supplement or waiver with respect to (i) the definition of Subordinated Debt or (ii) default interest shall require the consent of each Purchaser that, together with its Affiliates, holds at least 25% in the aggregate principal amount of the then outstanding Notes, plus the consent of such additional Holders (if any) necessary to constitute the Requisite Holders; provided further, however, that any amendment, modification or supplement that:

(1)	reduces the principal amount of any Note whose Holders must consent to an amendment, supplement or waiver;

(2)	extends the rate or time for payment of interest on any Note (excluding default interest) or the principal maturity date of any Note;

(3)	increases the amount of principal of any Note or reduces the rate of interest on any Note;

(4)	alters any of the economic terms of the redemption or prepayment provisions of this Agreement, including any provision of Section 3.1, or the time periods during which such redemptions or offers are made or otherwise alters the terms of the redemption or prepayment provisions in a manner materially adverse to any Holder;

(5)	releases any Guarantor from its Note Guarantee (other than a guaranty provided by a Subsidiary that is sold or otherwise disposed of, liquidated or dissolved as permitted herein or in the other Note Documents);

(6)	alters the ability of Holders to transfer, pledge or assign the Notes.

shall not be binding upon any Holder of any outstanding Note that has not consented thereto in writing.

12.4 Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.5 Headings

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

12.6 Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES AND PURCHASERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY. EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SECTION 12.1 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

12.7 Waiver of Jury Trial

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF

THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG PURCHASERS OR ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS RELATED THERETO

12.8 Entire Agreement

The Note Documents and the Notes are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. The Note Documents and the Notes supersede all prior agreements and understandings between the parties with respect to such subject matter. Nothing in any of the Note Documents or the Notes shall confer upon any other Person other than the parties hereto any right, remedy or claim under this Agreement.

12.9 Severability

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of each Purchaser’s rights and privileges shall be enforceable to the fullest extent permitted by law.

12.10 Confidentiality

Each Purchaser agrees that it will not, and will not permit its officers, directors, employees agents, affiliates, advisors or representatives to, disclose to any other Person any information furnished to it by the Company or any of its Subsidiaries, without the Company’s prior written consent, except:

(1)	as compelled in a judicial or administrative proceeding or as otherwise required by law, regulation or applicable authority (in which case, such Purchaser agrees to the extent permitted by law, regulation or applicable authority to inform the Company promptly thereof);

(2)	to its officers, directors, employees, agents, affiliates, advisors (legal or otherwise) or representatives who are directly involved in the consideration of this matter, on a need-to-know confidential basis (and such Purchaser will be responsible for any failure by any of them to maintain such confidentiality); and

(3)	to any investors, purchasers, potential investors or potential purchasers on a confidential basis.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 12.10 as though it were a party to this Agreement.

[Signature Pages Follow]

If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and deliver such counterpart to the Company whereupon this Agreement will become binding between us in accordance with its terms.

Very truly yours,

CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC.

By:	/s/ Michael Labedz
Name: Michael Labedz
Title: Secretary

CT TECHNOLOGIES INTERMEDIATE HOLDINGS (TOPCO), INC.

By:	/s/ Michael Labedz
Name: Michael Labedz
Title: Secretary

HEALTHPORT INCORPORATED

By:	/s/ Michael Labedz
Name: Michael Labedz
Title: Secretary

SMART HOLDINGS CORP.

By:	/s/ Michael Labedz
Name: Michael Labedz
Title: Secretary

NOTE PURCHASE AGREEMENT

HEALTHPORT TECHNOLOGIES, LLC

By:	/s/ Michael Labedz
Name: Michael Labedz
Title: Secretary

SHS HOLDINGS, LLC

By:	/s/ Michael Labedz
Name: Michael Labedz
Title: Secretary

MICRO INNOVATIONS INC.

By:	/s/ Michael Labedz
Name: Michael Labedz
Title: Secretary

CHARTONE, INC.

By:	/s/ Michael Labedz
Name: Michael Labedz
Title: Secretary

CHARTONE, LLC

By:	/s/ Michael Labedz
Name: Michael Labedz
Title: Secretary

NOTE PURCHASE AGREEMENT

PENNANTPARK INVESTMENT CORPORATION

By:	/s/ Arthur Penn
Name: Arthur Penn
Title: CEO

Principal amount of Notes to be purchased:	$20,000,000.00
Aggregate purchase price:	$20,000,000.00

NOTE PURCHASE AGREEMENT

NEW YORK LIFE INVESTMENT MANAGEMENT

MEZZANINE PARTNERS II, LP

By:     NYLIM Mezzanine Partners II GenPar, LP,

its General Partner

By:     NYLIM Mezzanine Partners II GenPar GP, LLC,

its General Partner

By:	/s/ Susan Ruskin
Susan Ruskin
Vice President

Principal amount of Notes to be purchased:	$22,072,372.00
Aggregate purchase price:	$22,072,372.00

NOTE PURCHASE AGREEMENT

NYLIM MEZZANINE PARTNERS II

PARALLEL FUND, LP

By:     NYLIM Mezzanine Partners II GenPar, LP,

its General Partner

By:     NYLIM Mezzanine Partners II GenPar GP, LLC,

its General Partner

By:	/s/ Susan Ruskin
Susan Ruskin
Vice President

Principal amount of Notes to be purchased:	$5,427,628.00
Aggregate purchase price:	$5,427,628.00

NOTE PURCHASE AGREEMENT

IP III PLAN INVESTORS, L.P.

By:	DLJ LBO Plans Management Corporation,
its Managing General Partner

	By:	/s/ Edward Nadel
Name: Edward Nadel
Title: Vice President

Principal amount of Notes to be purchased:	$2,545,000.00
Aggregate purchase price:	$2,545,000.00

NOTE PURCHASE AGREEMENT

DLJ INVESTMENT PARTNERS, L.P.

By:	DLJ Investment Associates III, L.P., its General Partner

By:	DLJ Investment Partners, Inc., its General Partner

	By:	/s/ Doug Ladden
Name: Doug Ladden
Title: Principal

Principal amount of Notes to be purchased:	$7,244,000.00
Aggregate purchase price:	$7,244,000.00

NOTE PURCHASE AGREEMENT

DLJ INVESTMENT PARTNERS III, L.P.

By:	DLJ Investment Associates III, L.P., its General Partner

By:	DLJ Investment Partners, Inc., its General Partner

	By:	/s/ Doug Ladden
Name: Doug Ladden
Title: Principal

Principal amount of Notes to be purchased:	$17,711,000.00
Aggregate purchase price:	$17,711,000.00

NOTE PURCHASE AGREEMENT

ANNEX A

TO NOTE PURCHASE AGREEMENT

FORM OF NOTE

CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC.

Senior Subordinated Note due March 22, 2014

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF SEPTEMBER 22, 2008 AMONG PENNANTPARK INVESTMENT CORPORATION, NEW YORK LIFE INVESTMENT MANAGEMENT MEZZANINE PARTNERS II, LP AND NYLIM MEZZANINE PARTNERS II PARALLEL FUND, LP, DLJ INVESTMENT PARTNERS III, L.P., DLJ INVESTMENT PARTNERS, L.P. AND IP III PLAN INVESTORS, L.P., AS SUBORDINATED CREDITORS AND GENERAL ELECTRIC CAPITAL CORPORATION, AS SENIOR AGENT, TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC., TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, INCLUDING ANY RECEIVER, TRUSTEE OR DEBTOR-IN-POSSESSION “COMPANY”), PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF SEPTEMBER 22, 2008 AMONG THE COMPANY, THE OTHER CREDIT PARTIES THERETO (AS DEFINED THEREIN), THE LENDERS (AS DEFINED THEREIN) AND GENERAL ELECTRIC CAPITAL CORPORATION, AS AGENT, AS SUCH CREDIT AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THIS SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

$	New York, New York
September 22, 2008

FOR VALUE RECEIVED, the undersigned, CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“Company”), HEREBY PROMISES TO PAY to the order of

(“Holder”), in lawful money of the United States of America and in immediately available funds, the original principal sum of                                          DOLLARS ($                ) plus all capitalized interest, together with all accrued but unpaid interest on such amounts and other fees and premiums set forth in the Note Purchase Agreement (as hereinafter defined). All capitalized terms, unless otherwise defined herein, shall have the respective meanings assigned to such terms in the Note Purchase Agreement.

This Note is issued pursuant to that certain Note Purchase Agreement, dated as of September 22, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among Company, the other Credit Parties signatory thereto and the Purchasers party thereto, is one of the Notes referred to therein, and is entitled to the benefit of the Note Documents referred to therein, to which Note Purchase Agreement reference is hereby made for a statement of all of the terms and conditions under which the Notes were made and are to be repaid. The principal balance of the Notes, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by Holder on its books; provided that the failure of Holder to make any such recordation shall not affect the obligations of Company to make a payment when due of any amount owing under the Note Purchase Agreement or this Note.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Note Purchase Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Note Purchase Agreement. The terms of the Note Purchase Agreement are hereby incorporated herein by reference.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

In addition to the payment of interest as provided above, to the extent provided and on the terms set forth in the Note Purchase Agreement, the Company may be required to pay interest on the outstanding principal and, to the extent permitted by applicable law, on overdue installments of interest at the default rate of interest set forth in the Note Purchase Agreement.

Upon the occurrence and during the continuation of an Event of Default, this Note may, to the extent provided and on the terms set forth in the Note Purchase Agreement, and without further action or notice, be declared, and immediately shall become, due and payable.

Time is of the essence of this Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Company.

[Signature page follows]

THIS NOTE SHALL BE INTERPRETED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC.

By:
Name:
Title:

ANNEX B

TO NOTE PURCHASE AGREEMENT

FORM OF

SOLVENCY CERTIFICATE

The undersigned, being Authorized Signatories of CT TECHNOLOGIES INTERMEDIATE HOLDINGS (TOPCO), INC., a Delaware corporation (“Holdings”) and CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC., a Delaware corporation (the “Company”) hereby delivers on behalf of the Credit Parties this certificate to the Purchasers (as defined in the Note Purchase Agreement (defined below)), pursuant to the terms of that certain Note Purchase Agreement, dated as of the date hereof (the “Note Purchase Agreement”), among Holdings, the Company, the other Credit Parties signatory thereto and the Purchasers. Capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement.

Each of the undersigned, in their respective capacities as Authorized Signatories of Holdings and the Company and not in their individual capacities, hereby certifies as of the Closing Date that:

1.	He/She is the Chief Financial Officer of Holdings or the Company, as applicable, and, in such capacity, is authorized to execute and deliver this certificate for and on behalf of the Credit Parties.

2.	He/She is familiar with the business and financial affairs of the Credit Parties, including, without limiting the generality of the foregoing, the transactions contemplated by the Note Purchase Agreement and the other Note Documents and all of the matters hereinafter described.

3.	Attached hereto as Exhibit A are true, correct and complete copies of (i) audited consolidated balance sheets and the related statements of income with the consolidated and the related statements of cash flows (a) for the Fiscal Year ended December 31, 2007 for each of Parent and ChartOne, (b) for the Fiscal Years ended December 31, 2005 and December 31, 2006 for each of Companion Technologies Corporation and ChartOne and (c) for the Fiscal Years ended September 30, 2005 and September 30, 2006 for Smart Document Solutions LLC, and (ii) unaudited balance sheet(s) as of the Fiscal Month ended July 31, 2008, and the related statement(s) of income of ChartOne and the Company and cash flows of the Company, and capital expenditures of ChartOne for the twelve (12) Fiscal Months then ended.

4.	The Projections, which are attached hereto as Exhibit B, have been prepared by the undersigned or under the direct supervision of the undersigned, and the undersigned is familiar with the process through which such Projections were generated and prepared.

5.	The Projections have been prepared by the Credit Parties in light of the past operations of their Business and reflect projections for the five (5) year period beginning on July 1, 2008 on a quarter-by-quarter basis for the first year and on a year-by-year basis thereafter.

6.	The Pro Forma attached hereto as Exhibit C was prepared by the Credit Parties giving pro forma effect to the Related Transactions, was based on the unaudited consolidated balance sheets of Holdings and its Subsidiaries dated July 31, 2008, was prepared in good faith and presents fairly in all material respects the pro forma financial position of the Credit Parties as of such date.

7.	Both before and after giving effect to (a) the Notes and the obligations under the Senior Credit Facility to be made or incurred on the Closing Date, (b) the disbursement of the proceeds of the Notes and loans under the Senior Credit Facility pursuant to the instructions of the Company, (c) the Acquisition and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties, taken as a whole, are and will be Solvent.

8.	The Note Purchase Agreement and the other Note Documents were executed and delivered to Purchasers by the Credit Parties in good faith, and the Obligations incurred thereunder were incurred in a substantially contemporaneous exchange for fair equivalent value.

9.	Each Credit Party does not intend to incur, nor believes it will incur, debts beyond its ability to pay as they mature.

10.	Each Credit Party’s trade and other accounts payable are being paid in accordance with their terms, and the consummation of the transactions contemplated to occur on the Closing Date by the Note Purchase Agreement and the other Note Documents will not impair the ability of each Credit Party to pay its trade and other accounts payable in accordance with their terms.

11.	Each Credit Party does not contemplate filing a petition in bankruptcy or for reorganization under the federal Bankruptcy Code, nor does the undersigned have any knowledge of any threatened bankruptcy or insolvency proceedings against each Credit Party.

12.	The funds obtained from Lenders are to be used in accordance with Section 6.27 of the Note Purchase Agreement.

[Remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Certificate on behalf of Holdings and the Company as of the          day of September, 2008.

CT TECHNOLOGIES INTERMEDIATE HOLDINGS (TOPCO), INC., a Delaware corporation

By:
Name:
Title:

CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT A

FINANCIAL STATEMENTS

EXHIBIT B

PROJECTIONS

EXHIBIT C

PRO FORMA

ANNEX C

TO NOTE PURCHASE AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS – REPORTING

Holdings and the Company shall deliver or cause to be delivered to Purchasers, as indicated below (and the Company shall provide a sufficient number of copies of such material for each Purchaser), the following:

(a) Monthly Financials. Within thirty (30) days after the end of each of the first two Fiscal Months of any Fiscal Quarter, financial information regarding Holdings and its Subsidiaries, consisting of (i) unaudited consolidated balance sheets as of the close of such Fiscal Month and the related consolidated statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month (subject to year-end adjustments and absence of footnotes) and (ii) unaudited consolidated statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures contained in the operating plan for such Fiscal Year and, commencing with such financial statements for the first full Fiscal Month ending after the one year anniversary of the Closing Date, for the corresponding period in the prior year, all prepared in accordance with GAAP (subject to year-end adjustments and absence of footnotes). Such financial information shall be accompanied by a Certificate of the Company and Holdings that such financial information presents fairly in all material respects in accordance with GAAP (subject to year-end adjustments and the absence of footnotes) the financial position and results of operations of Holdings and its Subsidiaries, on a consolidated basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(b) Quarterly Financials. Within forty-five (45) days after the end of each Fiscal Quarter, consolidated financial information regarding Holdings and its Subsidiaries, certified by the Company and Holdings, consisting of (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter (except that no cash flow statements shall be required for the fiscal quarter ending September 30, 2008, and the Financial Statements for such Fiscal Quarter shall be due within 60 days after the end of such Fiscal Quarter) and (ii) unaudited statements of income and cash flows for such Fiscal Quarter (except that no cash flow statements shall be required for the fiscal quarter ending September 30, 2008, and the Financial Statements for such Fiscal Quarter shall be due within 60 days after the end of such Fiscal Quarter) setting forth in comparative form the figures contained in the operating plan for such Fiscal Year and, commencing with such financial statements for the first full Fiscal Month ending after the one year anniversary of the Closing Date, for the corresponding period in the prior year, all prepared in accordance with GAAP (subject to year-end adjustments and the absence of footnotes). Such financial information shall be accompanied by (A) statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) a Certificate of the Company and Holdings that (1) such financial information presents fairly in accordance with GAAP (subject to year-end adjustments and the absence of footnotes) the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries in all material respects, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (2) any other information presented is true, correct and complete in all material respects and (3) there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(c) Operating Plan. As soon as available, but not later than sixty (60) days after the end of the 2008 Fiscal Year and thirty (30) days after the end of each Fiscal Year ending thereafter, an annual operating plan for Holdings, on a consolidated basis, approved by the Board of Directors of Holdings, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based and (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year.

(d) Annual Audited Financials. One hundred fifty (150) days after the end of the 2008 Fiscal Year, and within one hundred twenty (120) days after the end of each Fiscal Year ending thereafter, audited Financial Statements for Holdings and its Subsidiaries consisting of balance sheets and statements of income on a consolidated basis and retained earnings and cash flows on a consolidated basis (provided that such Financial Statements for Fiscal Year 2008 shall include Holdings and its Subsidiaries (other than ChartOne) for the full year, and ChartOne for the period from the Closing Date until the end of the Fiscal Year), setting forth in comparative form the figures contained in the operating plan for such Fiscal Year and, commencing with such financial statements for the 2010 Fiscal Year, for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing selected by Holdings or any other independent certified public accounting firm selected by Holdings that is or otherwise acceptable to the Requisite Holders. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) commencing with the 2009 Fiscal Year, unless such accounting firm does not provide such certifications, a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default under Section 7.23 has occurred (or specifying those Defaults and Events of Default under Section 7.23 that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default and (iii) a Certificate of the Company and Holdings that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e) Management Letters. Within five (5) Business Days after receipt thereof by any Credit Party, copies of all final management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(f) Default Notices. As soon as practicable, and in any event within five (5) Business Days after an executive officer of any Credit Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g) SEC Filings and Press Releases. Promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders generally; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the Business of any such Person.

(h) Other Debt and Equity Notices. As soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any of the Senior Obligations, and, within five (5) Business Days after an executive officer of any Credit Party has actual knowledge of the existence of any matured or unmatured event of default with respect to any of the Senior Obligations, notice of such event of default.

(i) Litigation. Promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $3,000,000 in excess of any amounts covered by insurance, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, or (iv) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities in excess of $500,000.

(j) Insurance Notices. Disclosure of losses or casualties required by Section 7.5.

(k) ERISA. As soon as practicable, a copy of any Title IV Plan or notification of an obligation to contribute to a Multiemployer Plan (and a copy of such Plan if provided to such Credit Party or ERISA Affiliate), which any Credit Party or ERISA Affiliate adopts, maintains, contributes to, becomes obligated to contribute, or has any liability or contingent liability.

(l) Confidential Health Information. Within fifteen (15) Business Days after receipt thereof, copies of any complaints or notices received by Parent or any Credit Party alleging noncompliance with HIPAA. Notwithstanding anything in this Agreement to the contrary, the Credit Parties agree that they will not distribute or share confidential health information with the Holders if the sharing or distribution of such information to the Holders would be a violation of

HIPAA and the Credit Parties further agree to identify any such health information and protect the Holders from the receipt thereof; provided that, the Holders shall be permitted to receive confidential health information as it deems reasonably necessary subject to the terms of the Business Associates Agreement.

(m) Management Discussion and Analysis. Together with each delivery of the financial statements required by subsection (b) of this Annex C, a management discussion and analysis of the financial condition and results of operations of the Credit Parties for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the operating plan for such period.

(n) Other Documents. Such other financial and other information respecting any Credit Party’s Business or financial condition as the Requisite Holders, from time to time, reasonably requests.

ANNEX D

TO NOTE PURCHASE AGREEMENT

FINANCIAL COVENANTS

Holdings and its Subsidiaries shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Minimum Pre-Synergy Consolidated EBITDA. Holdings shall have, as of the last day of each Fiscal Quarter set forth below, Pre-Synergy Consolidated EBITDA for the Rolling Period ending on or before such date of not less than the following amounts, plus an amount equal to 75% of the historical Consolidated EBITDA of any Person acquired by a Credit Party during the relevant period for the Rolling Period most recently ended prior to such acquisition for which financial statements of such Person are available:

Fiscal Ouarter Ending	Minimum Pre-Synergy Consolidated EBITDA
December 31,2008	$25,650,000
March 31, 2009	$26,325,000
June 30, 2009	$27,540,000
September 30, 2009	$29,565,000
December 31, 2009	$32,175,000

(b) Minimum Fixed Charge Coverage Ratio. Holdings shall have, calculated on a consolidated basis solely for Holdings and its Subsidiaries, (x) for the Rolling Period ending on the last day of each Fiscal Quarter during the period of December 31, 2008 through March 31, 2011, a Fixed Charge Coverage Ratio of not less than 0.95 to 1.00 and (y) for the Rolling Period ending on the last day of each Fiscal Quarter during the period of June 30, 2011 and thereafter, a Fixed Charge Coverage Ratio of not less than 0.99 to 1.00.

For purposes of calculating Fixed Charge Coverage Ratio (A) for the Rolling Period ending as of December 31, 2008, consolidated Interest Expense shall be equal to the product of (x) consolidated Interest Expense for Fiscal Quarter ending December 31, 2008 times (y) four, (B) for the Rolling Period ending as of March 31, 2009, consolidated Interest Expense shall be equal to the product of (x) consolidated Interest Expense for the six months ending March 31, 2009 times (y) two and (C) for the Rolling Period ending as of June 30, 2009, consolidated Interest Expense shall be equal to the product of (x) consolidated Interest Expense for the nine months ending June 30, 2009 times (y) four-thirds. In addition, for purposes of calculating the Fixed Charged Coverage

Ratio, the Capital Expenditures for the Rolling Periods ending as of March 31, 2008 and June 30, 2008 shall be deemed to be $1,074,074 and $784,031, respectively.

(c) Maximum Total Leverage Ratio. Holdings shall have, calculated on a consolidated basis solely for Holdings and its Subsidiaries, for the Rolling Period ending on the last day of each Fiscal Quarter set forth below, a Total Leverage Ratio of not more than the following:

Fiscal Quarter(s) Ending	Maximum Total Leverage Ratio:
December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009	6.33 to 1.00

March 31, 2010 and June 30, 2010	6.05 to 1.00

September 30, 2010	5.78 to 1.00

December 31, 2010	5.50 to 1.00

March 31, 2011 and June 30, 2011	5.23 to 1.00

September 30, 2011	4.95 to 1.00

December 31, 2011	4.68 to 1.00

March 31, 2012 and June 30, 2012	4.40 to 1.00

September 30, 2012	4.13 to 1.00

December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013 and all Fiscal Quarters ending thereafter	3.85 to 1.00

(d) Senior Leverage Ratio. Holdings shall have, calculated on a consolidated basis solely for Holdings and its Subsidiaries for the Rolling Period on the last day of each Fiscal Quarter during the periods set forth below, a Senior Leverage Ratio of not more than the following:

Fiscal Quarter Ending	Maximum Senior Leverage Ratio:
December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009	4.13 to 1.00

December 31, 2009, March 31, 2010 and June 30, 2010	3.85 to 1.00

September 30, 2010	3.58 to 1.00

December 31, 2010	3.30 to 1.00

March 31, 2011 and June 30, 2011	3.03 to 1.00

September 30, 2011	2.75 to 1.00

December 31, 2011	2.48 to 1.00

March 31, 2012, June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013 and each Fiscal Quarter ending thereafter	2.20 to 1.00

(e) Maximum Capital Expenditures. Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Period	Maximum Capital Expenditures:
Closing Date through and including December 31, 2008	$3,850,000
Fiscal Year ending December 31, 2009	$7,700,000
Fiscal Year ending December 31, 2010	$5,500,000
Fiscal Year ending December 31, 2011	$5,500,000
Fiscal Year ending December 31, 2012	$8,250,000
Fiscal Year ending December 31, 2013	$8,250,000

; provided, however, that the amount of permitted Capital Expenditures referenced above will be increased in any period by (x) an amount equal to 5% of the revenues of any Person acquired by a Credit Party in accordance with this Agreement for the most recently ended four fiscal quarter period for which financial statements of such Person are available and (y) the positive amount equal to the lesser of (i) 50% of the amount of permitted Capital Expenditures for the immediately prior period (as increased pursuant to clause (y)), and (ii) the amount (if any), equal to the difference obtained by taking the Capital Expenditures limit specified above for the immediately prior period (as increased pursuant to clause (y)) minus the actual amount of any Capital Expenditures expended during such prior period (the “Carry Over Amount”), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding year.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP. All financial covenants hereunder shall be computed in accordance with GAAP consistently applied. That certain computations of financial covenants are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants or terms used in calculation of the financial covenants in the Agreement or any other Loan Document, then the Company and Holders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition and determining interest rate margins shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Holders to any required amendments of such provisions shall be sufficient to bind all Holders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), and (ii) changes in accounting principles concurred in by the Credit Parties’ certified public accountants. If the Company and Requisite Holders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document with respect to the calculation of financial covenants shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. Unless and until the Company and Requisite Holders agree upon the required amendments with respect to any Accounting Change, then (i) all calculations of financial covenants, interest rate margins and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change and (ii) the Company shall deliver, together with any Financial Statements delivered pursuant to Annex C, a reconciliation of the calculation of the Financial Covenants set forth in such Financial Statements to the calculations of such Financial Covenants without regard to the applicable Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex D shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to the Holders, but only upon delivery of such Financial Statements.

ANNEX E

TO NOTE PURCHASE AGREEMENT

SUBORDINATION AGREEMENT

E - 1

SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT (this “Agreement”) dated as of September 22, 2008, by and between the Senior Agent and the Subordinated Creditors (each as defined below).

RECITALS:

WHEREAS, CT Technologies Intermediate Holdings, Inc., a Delaware corporation (“Borrower”), the other Credit Parties thereto (as defined therein), the Lenders thereto (as defined therein; together with their successors and assigns, the “Senior Lenders”), and General Electric Capital Corporation, as agent, are parties to a Credit Agreement dated as of the date hereof (as amended or otherwise modified from time to time in accordance with the terms of this Agreement, the “Initial Senior Loan Agreement”), pursuant to which the Senior Lenders have made and will from time to time make loans and provide other financial accommodations to the Borrower;

WHEREAS, the Borrower and the Purchasers (as defined therein) (together with their successors and assigns, the “Subordinated Creditors”) are parties to a Note Purchase Agreement dated as of the date hereof (as amended or otherwise modified from time to time in accordance with the terms of this Agreement, the “Initial Subordinated Loan Agreement”), pursuant to which, among other things the Borrower has issued to the Subordinated Creditors its Subordinated Notes (as defined below) and incurred indebtedness to the Subordinated Creditors in connection therewith;

WHEREAS, the Borrower and the other Obligors (as defined herein) have granted to the Senior Agent, for the benefit of the Senior Creditors (as defined below), a Lien (as defined below) on substantially all of their assets and properties, all as more particularly described in the Senior Debt Documents (as defined below); and

WHEREAS, the Subordinated Creditors and the Senior Agent, on behalf of the Senior Creditors, wish to set forth their agreement as to certain of their respective rights and obligations with respect to the assets and properties of the Borrower and the other Obligors and their understanding relative to their respective positions in certain assets and properties of the Borrower and the other Obligors;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Section 1. Definitions.

1.1 General Terms. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and the plural forms of the terms defined:

“Agreement” shall have the meaning set forth in the preamble hereof.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Borrower” shall have the meaning set forth in the recitals hereof.

“Business Day” means any day of the year that is not a Saturday, a Sunday or a day on which banks are required or authorized to close in New York City.

“Collateral” means all assets and properties of any kind whatsoever, real or personal, tangible or intangible and wherever located, of any Obligor, whether now owned or hereafter acquired, upon which a Lien (including, without limitation, any Liens granted in any Insolvency Proceeding) is now or hereafter granted or purported to be granted by such Person in favor of a Senior Creditor, as security for all or any part of the Senior Obligations.

“Creditors” means the Senior Creditors and the Subordinated Creditors, or any of them.

“Debt Action” means (a) the filing of a lawsuit by any Creditor solely to collect the Obligations owed to such Creditor and not to exercise their secured creditor remedies, if any, in respect of any Collateral securing all or any part of such Obligations, (b) the demand by any Creditor for accelerated payment of any and all of the Obligations owed to such Creditor, except to the extent arising from a Subordinated Default under Section 8.1(a) of the Subordinated Loan Agreement or a breach of Financial Covenants (as defined in the Subordinated Loan Agreement) (each as exists on the date hereof or as may be amended pursuant to the terms hereof), (c) the commencement by any Creditor of any Insolvency Proceeding, or (d) the taking of any other action by any Creditor under any federal, state or local law or under any Subordinated Debt Document as an unsecured creditor of an Obligor to collect the Obligations owed to such Creditor; provided that this definition shall not include any Lien Enforcement Action.

“Disposition” means any sale, lease, exchange, transfer or other disposition, and “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution” means, with respect to any indebtedness or obligation, (a) any payment or distribution by any Person of cash, securities or other property (other than Reorganization Securities), by setoff or otherwise, on account of such indebtedness or obligation or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Person (other than in exchange for Reorganization Securities).

“Documents” means the Senior Debt Documents and the Subordinated Debt Documents, or any of them.

“Event of Default” means each “Event of Default” or similar term, as such term is defined in any Senior Debt Document or any Subordinated Debt Document.

“Hedging Obligations” means all obligations of any Obligor under and in respect of any Secured Rate Contract (or any similar or equivalent term) under and as defined in the Senior Loan Agreement; provided that such obligations are permitted by the Documents as in effect on the date hereof.

“Initial Senior Loan Agreement” shall have the meaning set forth in the recitals hereto.

“Initial Subordinated Loan Agreement” shall have the meaning set forth in the recitals hereto.

“Insolvency Proceeding” means, as to any Obligor, any of the following: (a) any case or proceeding with respect to such Person under the Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Obligor, (b) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Obligor or any of its assets, (c) any proceeding for liquidation, dissolution or other winding up of the business of such Obligor or (d) any assignment for the benefit of creditors or any marshalling of assets of such Obligor.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention arrangement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Lien Enforcement Action” means (a) any action by any Creditor to foreclose on the Lien of such Person in any Collateral, (b) any action by any Creditor to take possession of, or sell or otherwise realize upon, or to exercise any other rights or remedies with respect to, any Collateral, including any Disposition after the occurrence of an Event of Default of any Collateral by an Obligor with the consent of, or at the direction of, a Creditor, (c) the taking of any other actions by a Creditor against any Collateral, including the taking of control or possession of, or the exercise of any right of setoff with respect to, any Collateral and/or (d) the commencement by any Creditor of any legal proceedings or actions against or with respect to any Obligor or any of such Obligor’s property or assets or any Collateral to facilitate any of the actions described in clauses (a), (b) and (c) above, including the commencement of any Insolvency Proceeding; provided that this definition shall not include any Debt Action. Notwithstanding the foregoing, the term “Lien Enforcement Action” as used herein shall not include actions taken by any Senior Creditor in connection with (i) cash management services performed for any Obligor, whether at such Obligor’s request or as required by the terms of the Senior Debt Documents as in effect on the date hereof or (ii) the collection of accounts receivable through lockbox or blocked account arrangements, regardless of whether such collection occurs prior to or following any Event of Default; provided that, for purposes of clarification, the term “Lien Enforcement Action” as used herein shall include notification of account debtors to make payments to any Creditor or its agent.

“Maximum Senior Principal Amount” means, as of any date of determination, an amount equal to (a) $187,000,000 minus (b) the sum of all principal payments and repayments of term loans constituting Senior Obligations (including voluntary and mandatory prepayments) and permanent reductions of revolving loan commitments (but excluding any such reductions, repayments or prepayments made in connection with any Refinancing of the Senior Obligations that is not in contravention of the terms of this Agreement).

“Maximum Subordinated Principal Amount” means as of any date of determination, an amount equal to (a) $90,000,000, minus (b) the sum of all principal payments and repayments of term loans constituting Subordinated Obligations (including voluntary and mandatory prepayments) after the date hereof plus (c) to the extent permitted hereunder, interest accruing on the Subordinated Obligations which is payable in kind and added to the principal amount of the Subordinated Obligations.

“New Senior Agent” shall have the meaning set forth in Section 5.5(a).

“New Senior Debt Documents” shall have the meaning set forth in Section 5.5(a).

“New Senior Obligations” shall have the meaning set forth in Section 5.5(a).

“New Subordinated Creditors” shall have the meaning set forth in Section 5.5(b).

“New Subordinated Debt Documents” shall have the meaning set forth in Section 5.5(b).

“New Subordinated Obligations” shall have the meaning set forth in Section 5.5(b).

“Obligations” means the Senior Obligations and the Subordinated Obligations, or any of them.

“Obligor” means Borrower and each other Person liable on or in respect of the Obligations or that has granted a Lien on any property or assets as Collateral, together with such Person’s successors and assigns, including a receiver, trustee or debtor-in-possession on behalf of such Person.

“Paid in Full” or “Payment in Full” means, with respect to any Obligations, that: (a) all of such Obligations (other than contingent indemnification obligations for which no underlying claim has been asserted) have been paid or discharged in full in cash, (b) no Person has any further right to obtain any loans, letters of credit, bankers’ acceptances, or other extensions of credit under the documents relating to such Obligations and (c) any and all letters of credit, bankers’ acceptances or similar instruments issued under such documents have been cancelled and returned in accordance with the terms of such documents (or backed by stand-by guarantees or cash collateralized to the satisfaction of the applicable issuing bank).

“Permitted Subordinated Obligation Payments” means (a) payments of regularly scheduled payments of interest accruing on the Subordinated Obligations due and payable on a non-accelerated basis in accordance with the terms of the Subordinated Debt Documents as in effect on the date hereof or as modified in accordance with the terms of this Agreement, (b) the payment by the Borrower to the Subordinated Creditors of the closing fees disclosed to the Senior Agent on or prior to the date hereof, pursuant to the Subordinated Loan Agreement, (c) payments of reasonable and customary fees, expenses, costs, reimbursements and indemnities (including closing fees and expenses payable on the date hereof) constituting Subordinated Obligations as and when due and payable under the Subordinated Loan Agreement, (d) payments of regularly scheduled payments of non-cash interest accruing on the Subordinated Obligations at the interest rates applicable thereto as and when the same become due and payable under the Subordinated Debt Documents, which shall be payable in kind and added to the Subordinated Obligations, but shall not be payable in cash until after the Senior Termination Date, (e) payments of consent, amendment, waiver and similar fees with respect to the Subordinated Obligations, provided that such fees payable in respect of the Subordinated Obligations are no greater on a pro rata basis across the principal amount of all outstanding Obligations than the fees payable to the Senior Creditors in respect of a substantially concurrent or contemporaneous consent, amendment or waiver in respect of the Senior Obligations, (f) receipt of Reorganization Securities, and any payments received in respect thereof, to the extent such payments would otherwise be permitted by this Agreement, (g) payments received in connection with a Debt Action or Lien Enforcement Action that is not prohibited by this Agreement (provided that such payments shall be segregated and held in trust and promptly paid over to the Senior Agent, for the benefit of the Senior Creditors, in the same form as received, with any necessary endorsements until the Senior Obligations are Paid In Full) and (h) solely to the extent occurring after the Senior Termination Date, payment of the principal of the Subordinated Obligations.

“Person” means an individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture, governmental authority or any other entity or regulatory body.

“PIK Securities” means securities that are issued by any Obligor and which are payable in kind but not payable in cash and which are subordinated to the Senior Obligations, are not secured by any Collateral, and have payments on terms no less favorable to the Senior Creditors than the terms hereof applicable to the Subordinated Obligations.

“Purchase Notice” shall have the meaning set forth in Section 6.1.

“Refinance”, “Refinancings” and “Refinanced” means, in respect of any Obligations, to issue other indebtedness in exchange or replacement for such Obligations, in whole.

“Reorganization Securities” means any equity security or debt obligation that is issued or distributed, in connection with a workout or in an Insolvency Proceeding, to any Subordinated Creditor in respect of the Subordinated Obligations and that in the case of any such debt obligation are subordinated to the Senior Obligations as to Liens and payments on terms no less favorable to the Senior Creditors than the terms hereof.

“Requisite Subordinated Creditors” means Subordinated Creditors holding more than 60% of the outstanding principal balance of the Subordinated Notes.

“Senior Agent” means General Electric Capital Corporation in its capacity as agent and collateral agent for the Senior Creditors under the Senior Debt Documents, and its successors and assigns in such capacity (including one or more other agents or similar contractual representatives for one or more lenders that at any time succeeds to or refinances, replaces or substitutes for any or all of the Senior Obligations at any time and from time to time).

“Senior Agent’s Notice” shall have the meaning set forth in Section 6.1.

“Senior Avoidance” shall have the meaning set forth in Section 7.3.

“Senior Covenant Default” shall have the meaning set forth in Section 2(a)(ii).

“Senior Creditors” means the Senior Agent, the Senior Lenders, any Secured Swap Provider (as such term is defined in the Senior Loan Agreement) and the other Persons from time to time holding Senior Obligations.

“Senior Debt Documents” means the Senior Loan Agreement, all Loan Documents (as such term is defined in the Senior Loan Agreement) and all other agreements, documents and instruments at any time executed and/or delivered by any Obligor or any other Person with, to or in favor of the Senior Agent or any Senior Creditor in connection therewith or related thereto, including such documents evidencing successive Refinancings of the Senior Obligations in accordance with this Agreement, in each case, as amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time in accordance with the terms of this Agreement.

“Senior Default Notice” shall have the meaning set forth in Section 2(a)(ii).

“Senior Lenders” shall have the meaning set forth in the recitals hereto.

“Senior Letter of Credit Obligations” means all outstanding obligations incurred by or owing to the Senior Creditors, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of letters of credit by a Senior Creditor pursuant to the Senior Debt Documents or the purchase of a participation with respect to any letter of credit, including any unpaid reimbursement obligations in respect thereof. The amount of such Senior Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by or to the Senior Creditors thereupon or pursuant thereto.

“Senior Loan Agreement” means (a) the Initial Senior Loan Agreement and (b) each loan or credit agreement evidencing any initial or subsequent replacement, substitution, renewal, or Refinancing of the Obligations under the Initial Senior Loan Agreement in accordance with this Agreement, in each case as the same may from time to time be amended, amended and restated, supplemented, modified, replaced, substituted, renewed or Refinanced in accordance with the terms of this Agreement.

“Senior Loans” means any loans or advances outstanding under the Senior Debt Documents.

“Senior Obligations” means all obligations, liabilities and indebtedness of every kind, nature and description owing by one or more of the Obligors to one or more of the Senior Creditors evidenced by or arising under one or more of the Senior Debt Documents (including any Senior Loans, Senior Letter of Credit Obligations and Hedging Obligations), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, and whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Senior Loan Agreement and whether arising before, during or after the commencement of any Insolvency Proceeding with respect to one or more of the Obligors (and including the payment of any principal, interest, fees, cost, expenses and other amounts (including default rate interest) which would accrue and become due but for the commencement of such Insolvency Proceeding whether or not such amounts are allowed or allowable in whole or in part in any such Insolvency Proceeding).

“Senior Payment Default” shall have the meaning set forth in Section 2(a)(i).

“Senior Termination Date” means the earlier of (a) September 22, 2013 (which is the final maturity date of the Senior Obligations set forth in the Senior Debt Documents as of the date hereof) or, to the extent such September 22, 2013 maturity date is extended from time to time with the consent of the Requisite Subordinated Creditors in accordance with Section 5.1, the final maturity date of the Senior Obligations as so extended and (b) the date on which all Senior Obligations have been Paid in Full and all obligations of the Senior Creditors under the Senior Loan Agreement to make any loans or extend any credit to the Borrower shall have terminated.

“Standstill Period” means the period commencing on the date of a Subordinated Default and ending upon the date which is the earliest to occur of (a) 120 days after the Senior Agent has received a Subordinated Default Notice with respect to such Subordinated Default, (b) the date on which the Senior Obligations have been Paid in Full, (c) the acceleration by the requisite Senior Creditors of the due date for payment of all or any portion of the principal of Senior Obligations, (d) the date on which any Insolvency Proceeding is commenced and (e) the date on which the sale, transfer or disposition of all or substantially all of the assets of Obligors to a Person who is not an Affiliate of any Senior Creditor is consummated; provided that in the event that as of any day during such 120 days, no Subordinated Default is continuing, then the Standstill Period shall be deemed not to have commenced.

“Subordinated Creditors” shall have the meaning set forth in the recitals hereto.

“Subordinated Debt Documents” means the Subordinated Loan Agreement, the Subordinated Notes, all Note Documents (as such term is defined in the Subordinated Loan Agreement) and all other agreements, documents and instruments at any time executed and/or delivered by any Obligor or any other Person with, to or in favor of any Subordinated Creditor in connection therewith or related thereto, including such documents evidencing successive Refinancings of the Subordinated Obligations in each case, as amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time in accordance with the terms of this Agreement.

“Subordinated Default” means any “Event of Default” under the Subordinated Debt Documents.

“Subordinated Default Notice” means with respect to any Subordinated Default, a written notice from the Requisite Subordinated Creditors to the Senior Agent, with a copy to the Obligors, indicating that such Subordinated Default has occurred and describing such Subordinated Default in reasonable detail.

“Subordinated Loan Agreement” means (a) the Initial Subordinated Loan Agreement and (b) each note purchase agreement, loan agreement or credit agreement evidencing any replacement, substitution, renewal, or Refinancing of the Obligations under the Subordinated Loan Agreement, in each case as amended, restated, supplemented, replaced, substituted or Refinanced in accordance with the terms of this Agreement.

“Subordinated Notes” means those certain Senior Subordinated Notes issued at any time by Borrower to the Subordinated Creditors, pursuant to any Subordinated Loan Agreement, together with any promissory notes now or hereafter issued in replacement or substitution thereof, including pursuant to any Refinancing.

“Subordinated Obligations” means all obligations, liabilities and indebtedness of every kind, nature and description owing by one or more Obligors to one or more of the Subordinated Creditors evidenced by or arising under one or more of the Subordinated Debt Documents (including the Subordinated Notes), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Subordinated Loan Agreement and whether arising before, during or after the commencement of any Insolvency Proceeding with respect to any Obligor (and including the payment of interest which would accrue and become due but for the commencement of such Insolvency Proceeding, whether or not such interest is allowed or allowable in whole or in part in any such Insolvency Proceeding).

“Subordinated Payment Default” means an “Event of Default” under the Subordinated Debt Documents as a result of the failure to pay when due, any principal, interest, fees or other monetary obligation under the Subordinated Debt Documents.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

1.2 Certain Matters of Construction. The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and section references are to this Agreement unless otherwise specified. For purposes of this Agreement, the following additional rules of construction shall apply: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter, (b) the term “including” shall not be limiting or exclusive, unless specifically indicated to the contrary, (c) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations and (d) unless otherwise specified, all references to any instruments or agreements, including references to any of this Agreement and the Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof, in each case, made in accordance with the terms hereof.

Section 2. Payment Restrictions.

(a) Notwithstanding the terms of the Subordinated Debt Documents, subject to clause (e) below, the parties hereto agree that no Obligor may make, directly or indirectly, and the Subordinated Creditors hereby agrees that they will not accept, any Distribution with respect to the Subordinated Obligations until the Senior Obligations are Paid in Full, other than Permitted Subordinated Obligation Payments subject to the terms of this Agreement; provided, however, that no Permitted Subordinated Obligation Payment may be made by any Obligor, directly or indirectly, or accepted by any Subordinated Creditor if, at the time of such payment:

(i) an “Event of Default” under the Senior Debt Documents has resulted from the failure of one or more Obligors to pay when due, any principal, interest, fees or other monetary obligations under the Senior Debt Documents including, without limitation, any default in payment of any Senior Obligation after acceleration thereof (a “Senior Payment Default”), and such Senior Payment Default shall not have been cured or waived; or

(ii) subject to Section 2(d), (A) the Borrower and the Subordinated Creditors shall have received a written notice in reasonable detail (a “Senior Default Notice”) from the Senior Agent to the Subordinated Creditors describing that an “Event of Default” under the Senior Debt Documents (other than a Senior Payment Default) (a “Senior Covenant Default”) exists or would be created by the making of such payment, (B) each such Senior Covenant Default shall not have been cured or waived and (C) 120 days shall not have elapsed since the date such Senior Default Notice was received.

The Borrower hereby agrees to provide notice to the Subordinated Creditors promptly upon the occurrence of a Senior Payment Default or receipt of a Senior Default Notice pursuant to the foregoing Section 2(a). Notwithstanding the foregoing, the Subordinated Creditors hereby acknowledge and agree the failure by the Borrower to give any such notice to the Subordinated Creditors shall not in any way affect or condition the rights of the Senior Agent and the Senior Creditors under this Agreement.

(b) The Obligors may resume making Permitted Subordinated Obligation Payments (and may make any Permitted Subordinated Obligation Payments missed due to the application of Section 2(a)) in respect of the Subordinated Obligations or any judgment with respect thereto:

(i) in the case of a Senior Payment Default, upon a cure or waiver thereof; or

(ii) in the case of a Senior Covenant Default, upon the earlier to occur of (A) the cure or waiver of all applicable Senior Covenant Defaults or (B) the expiration of such period of 120 days.

(c) No Senior Payment Default or Senior Covenant Default shall be deemed to have been waived for purposes of this Section 2 unless and until Borrower shall have received a written waiver from the Senior Agent and/or the requisite number of other Senior Creditors.

(d) Notwithstanding any provision of this Section 2 to the contrary:

(i) no Obligor shall be prohibited from making, and no Subordinated Creditor shall be prohibited from receiving, Permitted Subordinated Obligation Payments under Section 2(a)(ii) for more than an aggregate of 120 days within any period of 360 consecutive days;

(ii) no Senior Covenant Default existing on the date any Senior Default Notice is given pursuant to Section 2(a)(ii) shall, unless the same shall have ceased to exist for a period of at least 60 consecutive days, be used as a basis for any subsequent such notice (for purposes of this paragraph, breaches of the same financial covenant for any subsequent periods shall constitute separate and distinct Senior Covenant Defaults);

(iii) the failure of any Obligor to make any Distribution with respect to the Subordinated Obligations by reason of the operation of Section 2 shall not be construed as preventing the occurrence of an Event of Default (under and as defined in the applicable Subordinated Debt Documents); and

(iv) no more than two (2) Senior Default Notices may be given in any period of 360 consecutive days and no more than five (5) Senior Default Notices may be given during the term of this Agreement.

(e) If any Distribution on account of the Subordinated Obligations not permitted to be made by the applicable Obligor or accepted by Subordinated Creditors under this Agreement is made and received by a Subordinated Creditor, such Distribution shall not be commingled with any of the assets of any Subordinated Creditor, shall be held in trust by such Subordinated Creditor for the benefit of the Senior Creditors and shall be promptly paid over to the Senior Agent for application (in accordance with the Senior Debt Documents) to the payment of the Senior Obligations then remaining unpaid, until all of the Senior Obligations are Paid in Full.

Section 3. Security Interests.

3.1 Subordination of Liens and Interests. No Obligor shall grant, and no Subordinated Creditor shall accept, any security interests or Liens in assets of, or ownership interests in, the Borrower or any other Obligor pursuant to any Subordinated Debt Document, it being the express intention of the parties that, notwithstanding anything in this Agreement to the contrary, the Subordinated Obligations shall be unsecured. Each Creditor hereby acknowledges that the Senior Creditors have been granted Liens upon the Collateral to secure the Senior Obligations. Until the Senior Obligations have been Paid in Full, any Liens and security interests of any Subordinated Creditor in the Collateral which may exist in breach of any Subordinated Creditor’s agreement pursuant to this Agreement shall be and hereby are subordinated and junior for all purposes and in all respects to the Liens and security interests of Senior Agent and Senior Creditors in the Collateral, regardless of the time, manner or order of perfection of any such Liens and security interests. In the event that any Subordinated Creditor obtains any Liens or security interests in the Collateral, such Subordinated Creditor shall promptly execute and deliver to Senior Agent such termination statements and releases as Senior Agent shall request to effect the release of the Liens and security interests of such Subordinated Creditor in such Collateral. In furtherance of the foregoing, each Subordinated Creditor hereby irrevocably appoints Senior Agent its attorney-in-fact, with full authority in the place and stead of such Subordinated Creditor and in the name of such Subordinated Creditor or otherwise, to execute and deliver any document or instrument which such Subordinated Creditor may be required to deliver pursuant to this Section 3.1. The Liens of Senior Agent on the Collateral shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of any of the Obligations, nor by any action or inaction which any Senior Creditor may take or fail to take in respect of the Collateral.

3.2 Contesting Liens. Each Subordinated Creditor agrees that it will not institute or join in any contest of the validity, perfection, priority or enforceability of the Liens of the Senior Creditors in the Collateral or the enforceability of the Senior Obligations; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Senior Agent or the Subordinated Creditors to enforce this Agreement.

3.3 Proceeds of Collateral. Any Collateral or proceeds thereof received by any Subordinated Creditor including, without limitation, any such Collateral constituting proceeds, or any payment or Distribution, that may be received by any Subordinated Creditor (a) in connection with the exercise of any right or remedy (including any right of setoff) with respect to the Collateral, (b) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), (c) from the collection or other Disposition of, or realization on, the Collateral, whether or not pursuant to an Insolvency Proceeding or (d) in violation of this Agreement, shall be segregated and held in trust and promptly paid over to the Senior Agent, for the benefit of the Senior Creditors, in the same form as received, with any necessary endorsements, and each Subordinated Creditor hereby authorizes the Senior Agent to make any such endorsements as agent for such Subordinated Creditor (which authorization, being coupled with an interest, is irrevocable). All Collateral and proceeds thereof received by any Senior Creditor prior to the date on which all Senior Obligations have been Paid in Full and all obligations of the Senior Creditors under the Senior Loan Agreement to make any loans or extend any credit to the Borrower shall have terminated shall be applied to the Senior

Obligations, and Collateral and all proceeds thereof received after such date shall be forthwith paid over, in the kind or funds and currency received, to the Subordinated Creditors for application to the Subordinated Obligations (unless otherwise required by law or court order).

3.4 Waiver. Each of the Senior Agent, on behalf of each of the Senior Creditors, and each of the Subordinated Creditors, (a) waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations under the Documents and notice of or proof of reliance by the Creditors upon this Agreement and protest, demand for payment or notice except to the extent otherwise specified herein and (b) acknowledges and agrees that the Senior Creditors have relied upon the provisions hereof in entering into the Documents and in making funds available to the Borrower thereunder.

3.5 Notice of Interest In Collateral. This Agreement is intended, in part, to constitute an authenticated notification of a claim by each Senior Creditor to the Subordinated Creditors of an interest in the Collateral in accordance with the provisions of Sections 9-611 and 9-621 of the UCC.

Section 4. Enforcement of Security; Standstill.

4.1 Management of Collateral; Standstill. The Senior Creditors shall have the exclusive right to manage, perform and enforce the terms of the Senior Debt Documents with respect to the Collateral, to exercise and enforce all privileges and rights thereunder according to their sole discretion and the exercise of their sole business judgment, including the exclusive right to take or retake control or possession of the Collateral and to hold, prepare for sale, process, Dispose of, or liquidate the Collateral and to incur expenses in connection with such Disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction; provided, however, that the foregoing shall not be deemed to modify any provision in the Subordinated Debt Documents which may require the Borrower to obtain the consent of the Subordinated Creditors in respect of any dispositions of property. Except as specifically provided in this Section 4.1 or 4.3 below, notwithstanding any rights or remedies available to a Subordinated Creditor under any of the Subordinated Debt Documents, applicable law or otherwise, no Subordinated Creditor shall, directly or indirectly, take any Debt Action or Lien Enforcement Action; provided that, without limiting the provisions of Section 3, upon the expiration of the applicable Standstill Period, the Subordinated Creditors may take any Debt Action or Lien Enforcement Action. The parties acknowledge and agree that (a) the Subordinated Creditors shall deliver to the Senior Agent a Subordinated Default Notice on or prior to the tenth (10th) Business Day of the date on which any Subordinated Creditor intends to take any Debt Action or Lien Enforcement Action with respect to any Obligor (and the Obligors hereby consent to the giving of such notice to the Senior Agent), which ten (10) Business Day period may run concurrently with the Standstill Period; (b) each Standstill Period shall relate to a specific Subordinated Default; and (c) upon the termination of such Standstill Period but subject at all times to the provisions of Sections 2 and 3, the Subordinated Creditors may take any Debt Action or Lien Enforcement Action with respect to such Subordinated Default solely to the extent that such Subordinated Default has not been cured or waived, and whether or not a subsequent Standstill Period shall be in place with respect to another Subordinated Default at such time.

4.2 Permitted Actions. Section 4.1 shall not be construed to limit or impair in any way the right of: (a) any Creditor to bid for or purchase Collateral at any private or judicial foreclosure upon such Collateral initiated by any Creditor, (b) the Subordinated Creditors to receive any remaining proceeds of Collateral after the Senior Obligations have been Paid in Full, (c) any Subordinated Creditor to take any action (other than a Debt Action) to prevent the running of any applicable statute of limitations with respect to any claims that such Subordinated Creditor may have against any of the Obligors and (d) take any action in an Insolvency Proceeding not prohibited by Section 7 below. Any proceeds of Collateral received in connection with any such Lien Enforcement Action or Debt Action shall be applied in accordance with Section 3.3 of this Agreement.

4.3 Insurance and Condemnation Awards. So long as the Senior Obligations have not been Paid in Full or the obligations of the Senior Creditors under the Senior Loan Agreement to make any loans or extend any credit to the Borrower have not terminated, the Senior Agent shall have the exclusive right, subject to the rights of the Obligors under the Senior Debt Documents, to settle and adjust claims in respect of Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral.

Section 5. Covenants

5.1 Amendment of Senior Debt Documents. The Senior Creditors may at any time and from time to time and without consent of or notice to any Subordinated Creditor, without incurring any liability to any Subordinated Creditor and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement, modify, substitute, renew or replace any or all of the Senior Debt Documents; provided, however, that without the consent of the Requisite Subordinated Creditors, the Senior Creditors shall not amend, restate, supplement, modify substitute, renew or replace any or all of the Senior Debt Documents to (a) directly or indirectly increase the interest rates on the Senior Obligations to an amount greater than 2.50% per annum above rates as are in effect on the date hereof (excluding, without limitation, fluctuations in underlying rate indices, imposition of a default rate of 2% per annum and reasonable and customary fees), (b) change the final maturity date of the Senior Obligations to a date later than September 22, 2013, (c) increase the principal amount of the Senior Obligations (excluding Hedging Obligations) in excess of the Maximum Senior Principal Amount, other than as a result of the capitalization of accrued interest and reasonable and customary fees and expenses, or (d) modify or add any covenant or event of default under the Senior Debt Documents which directly restricts one or more Obligors from making payments under the Subordinated Debt Documents which would otherwise be permitted under the Senior Debt Documents as in effect on the date hereof.

5.2 Amendments to Subordinated Debt Documents. Until the Senior Termination Date has occurred, and notwithstanding anything to the contrary contained in the Subordinated Debt Documents, the Subordinated Creditors shall not, without the prior written consent of the Senior Agent (or such Senior Creditors as may be required pursuant to the Senior Loan Agreement), agree to any amendment, restatement, modification, supplement, substitution, renewal or replacement of or to any or all of the Subordinated Debt Documents that (a) would directly or indirectly increase the interest rates in respect of the Subordinated Obligations to an amount greater than 4.00% per annum above rates as are in effect on the date hereof (excluding, without limitation, fluctuations in underlying rate indices, imposition of a default rate of 2% per annum and fees constituting Permitted Subordinated Obligation Payments hereunder); provided, however, that, notwithstanding the foregoing, any direct or indirect increase in interest rates in respect to the Subordinated Obligations pursuant to the foregoing clause which is payable in cash may be effected solely to the extent of, and in an amount equal to, any increase in the interest rates in respect of the Senior Obligations (excluding, without limitation, any increase due to fluctuations in underlying rate indices and imposition of a default rate of 2% per annum), up to but not to exceed 2.00% per annum in the aggregate above rates that are in effect on the date hereof, (b) shorten the maturity or weighted average life to maturity of the Subordinated Obligations or require that any payment on the Subordinated Obligations be made earlier than the date originally scheduled for such payment, (c) add or modify in a manner adverse to any Obligor or any Senior Creditor any covenant, agreement or event of default under the Subordinated Debt Documents; provided, however, that to the extent that the Senior Debt Documents are amended to add or modify a covenant or event of default, the Subordinated Debt Documents may be amended to add or modify the same covenant or event of default under the Subordinated Debt Documents solely to the extent that (i) with respect to the addition of a new covenant or event of default, solely to the extent that such covenant or event of default under the Subordinated Debt Documents is less restrictive than such covenant or event of default under the Senior Debt Documents to the same extent as the existing covenants or events of default under the Subordinated Debt Documents and Senior Debt Documents and (ii) with respect to modifications of existing covenants or events of default, solely to the extent that such modified covenant or event of default under the Subordinated Debt Documents is less restrictive than such modified covenant or event of default under the Senior Debt Documents with respect to the Obligors to the same extent as such covenant or event of default under the Subordinated Debt Documents prior to such modification was less restrictive than such covenant or event of default under the Senior Debt Documents, (d) increase the principal amount of the Subordinated Obligations in excess of the Maximum Subordinated Principal Amount, or (e) impose or increase any fees or prepayment premiums payable by any Obligors with respect to the Subordinated Obligations; provided, however, that to the extent that any such fees or prepayment premiums are imposed or increased in connection with the Senior Obligations, the Subordinated Creditors may impose or increase a similar fee or prepayment premium in an amount up to, but not to exceed, the amount of such fee or prepayment premium imposed or increased in connection with the Senior Obligations.

5.3 Prepayments. Subject to Sections 2 and 4, no Subordinated Creditor will take, demand or receive from any Obligor any prepayment of principal (whether optional, voluntary, mandatory or otherwise or by redemption, defeasance or other payment or distribution) with respect to any Subordinated Obligations without the prior written consent of the Senior Agent.

5.4 Cure Rights. The Senior Agent shall have the right, but not the obligation, to cure a Subordinated Payment Default at any time during the 120-day period provided for in clause (a) of the definition of Standstill Period in Section 1 or thereafter with the prior written consent of the Subordinated Creditors. In the event that such Subordinated Payment Default shall be so cured, the rights of the Subordinated Creditors in respect of such Subordinated Payment Default shall cease until the occurrence of any other Subordinated Payment Default. In no event shall the Senior Creditors, by virtue of the payment of any such amounts, or performance of any obligation required to be paid or performed by any Obligor, be deemed to have assumed any obligation of any Obligor to the Subordinated Creditors or any other Person.

5.5 Effect of Refinancing.

(a) If the Payment in Full of the Senior Obligations is being effected through a Refinancing, provided that (i) the Senior Agent gives a notice of such Refinancing to the Subordinated Creditors at least 5 Business Days prior to such Refinancing, (ii) the credit agreement and the other documents evidencing such new Senior Obligations (the “New Senior Debt Documents”) do not effect an amendment, supplement or other modification of the terms of the Senior Obligations in a manner that is prohibited by Section 5.1, and (iii) the Refinancing is being consummated in a manner that does not violate the Subordinated Debt Documents, then (A) such Payment in Full of Senior Obligations shall be deemed not to have occurred for all purposes of this Agreement, (B) the indebtedness under such Refinancing and all other obligations under the credit documents evidencing such indebtedness (the “New Senior Obligations”) shall be treated as Senior Obligations for all purposes of this Agreement, (C) the New Senior Debt Documents shall be treated as the Senior Debt Documents and (D) the agent under the New Senior Debt Documents (the “New Senior Agent”) shall be deemed to be the Senior Agent for all purposes of this Agreement. Upon receipt of a notice of Refinancing under the preceding sentence, which notice shall include the identity of the New Senior Agent, the Subordinated Creditors and New Senior Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Subordinated Creditors and New Senior Agent reasonably request in order to provide the same rights and powers, as well as duties and obligations, as set forth herein.

(b) If the Payment in Full of the Subordinated Obligations is being effected through a Refinancing, provided that (i) the Subordinated Creditors gives a notice of such Refinancing to the Senior Agent at least 5 Business Days prior to such Refinancing, (ii) the credit agreement and the other documents evidencing such New Subordinated Obligations (the “New Subordinated Debt Documents”) do not effect an amendment, supplement or other modification of the terms of the Subordinated Obligations in a manner that is prohibited by Section 5.2, and (iii) the Refinancing is being consummated in a manner that does not violate the Senior Debt Documents, then (A) such Payment in Full of Subordinated Obligations shall be deemed not to have occurred for all purposes of this Agreement, (B) the indebtedness under such Refinancing and all other obligations under the credit documents evidencing such indebtedness (the “New Subordinated Obligations”) shall be treated as Subordinated Obligations for all purposes of this Agreement, (C) the New Subordinated Debt Documents shall be treated as the Subordinated Debt Documents and (D) the creditors under the New Subordinated Debt Documents (the “New Subordinated Creditors”) shall be deemed to be the Subordinated Creditors for all purposes of this Agreement. Upon receipt of a notice of Refinancing under the preceding sentence, which notice shall include the identity of the New Subordinated Creditors, the New Subordinated Creditors and the Senior Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the New Subordinated Creditors and the Senior Agent reasonably request in order to provide the same rights and powers, as well as duties and obligations, as set forth herein.

(c) By their acknowledgement hereto, Obligors agree to cause the agreement, document or instrument pursuant to which any New Senior Agent or any New Subordinated Creditor is appointed to provide that the New Senior Agent or New Subordinated Creditor, as applicable, agrees to be bound by the terms of this Agreement.

5.6 Legends. Until the termination of this Agreement in accordance with the terms hereof, each Subordinated Creditor will cause to be clearly, conspicuously and prominently inserted on the face of the Subordinated Notes and any other Subordinated Debt Document, as well as any renewals or replacements thereof, the following legend:

“This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (the “Subordination Agreement”) dated as of September 22, 2008 among PennantPark Investment Corporation, New York Life Investment Management Mezzanine Partners II, LP and NYLIM Mezzanine Partners II Parallel Fund, LP, DLJ Investment Partners III, L.P., DLJ Investment Partners, L.P. and IP III Plan Investors, L.P., as subordinated creditors (“Subordinated Creditors”) and General Electric Capital Corporation, as senior agent (“Senior Agent”), to the indebtedness (including interest) owed by CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC., together with its successors and assigns, including any receiver, trustee or debtor-in-possession “Borrower”), pursuant to that certain Credit Agreement dated as of September 22, 2008 among the Borrower, the other Credit Parties thereto (as defined therein), the Lenders (as defined therein) (together with their successors and assigns, the “Senior Lenders”) and General Electric Capital Corporation, as agent, as such Credit Agreement has been and hereafter may be amended, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under that agreement as contemplated by the Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.”

Section 6. Subordinated Creditors Purchase Option.

6.1 Purchase Notice. Upon the commencement of an Insolvency Proceeding or the Subordinated Creditors’ receipt of a notice from the Senior Agent (the “Senior Agent’s Notice”) that the Senior Agent has accelerated the Senior Obligations, the Subordinated Creditors shall have the option, but not the obligation, to purchase all, but not less than all, of the Senior Obligations owing to the Senior Creditors from the Senior Creditors, and assume all, but not less than all, of the then existing funding commitments and other obligations under the Senior Debt Documents by giving a written notice (the “Purchase Notice”) to the Senior Agent no later than the 5th Business Day after receipt by the Subordinated Creditors of the Senior Agent’s Notice. A Purchase Notice once delivered shall be irrevocable.

6.2 Purchase Option Closing. On the date specified by the Subordinated Creditors in the Purchase Notice (which shall not be less than 3 Business Days nor more than 5 Business Days, after the receipt by the Senior Agent of the Purchase Notice), the Senior Creditors shall sell to the Subordinated Creditors, and the Subordinated Creditors shall purchase from the Senior

Creditors, all, but not less than all, of the Senior Obligations, and the Senior Lenders shall assign to the purchasing Subordinated Lenders, and the purchasing Subordinated Lenders shall assume from the Senior Lenders all, but not less than all, of the then existing funding commitments and other obligations under the Senior Debt Documents.

6.3 Purchase Price. Such purchase and sale shall be made by execution and delivery by the applicable Secured Creditors of an Assignment Agreement in the form attached to the Senior Loan Agreement. Upon the date of such purchase and sale, the Subordinated Creditors shall (a) pay to the Senior Agent for the benefit of the Senior Creditors as the purchase price therefor the full amount of all the Senior Obligations then outstanding and unpaid (including principal, interest, fees, indemnities and expenses, including reasonable attorneys’ fees and legal expenses), (b) furnish cash collateral to the Senior Agent with respect to the outstanding Senior Letter of Credit Obligations in such amounts as are required under the Senior Loan Agreement, and (c) agree to reimburse the Senior Creditors for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding Senior Letter of Credit Obligations as described above and any checks or other payments provisionally credited to the Senior Obligations, and/or as to which the Senior Creditors have not yet received final payment. Such purchase price and cash collateral shall be remitted by wire transfer of immediately available funds to such bank account of the Senior Agent in New York, New York, as the Senior Agent may designate in writing to the Subordinated Creditors for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Subordinated Creditors to the bank account designated by the Senior Agent are received in such bank account prior to 1:00 p.m., New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by the Subordinated Creditors to the bank account designated by the Senior Agent are received in such bank account later than 1:00 p.m., New York City time.

6.4 Nature of Sale. Such purchase and sale shall be expressly made without representation or warranty of any kind by the Senior Creditors as to the Senior Obligations or otherwise and without recourse to the Senior Creditors, except for representations and warranties as to the following: (a) the amount of the Senior Obligations being purchased (including as to the principal of and accrued and unpaid interest on such Senior Obligations, fees and expenses thereof), (b) that the Senior Creditors own the Senior Obligations free and clear of any Liens, and (c) each Senior Creditor has the full right and power to assign its Senior Obligations and such assignment has been duly authorized by all necessary corporate action by such Senior Creditor.

6.5 Notice of Election to Purchase. As soon as practicable after receipt of the Senior Agent’s Notice or the commencement of an Insolvency Proceeding, as applicable, but in no event more than 5 Business Days after the Subordinated Creditors’ receipt of the Senior Agent’s Notice or the commencement of an Insolvency Proceeding, as applicable, the Subordinated Creditors (if they elect to do so) shall send to the Senior Agent the Purchase Notice. The Senior Creditors shall not complete any Lien Enforcement Action (other than the exercise of control over any Obligor’s deposit or securities accounts), as long as (i) the Senior Agent shall have received a Purchase Notice, (ii) the purchase and sale of the Senior Obligations provided for in this Section 6 shall have closed within 5 Business Days of Senior Agent’s receipt of the Purchase Notice, and (iii) the Senior Creditors shall have received payment in full of the

Senior Obligations as provided for in Section 6.3 within such 5 Business Day period; provided, that Senior Agent may take or cause to be taken Lien Enforcement Actions during such time if, in the good faith determination of the Senior Agent, (a) a fraud has been committed by any Obligor in connection with the Senior Obligations or (b) delaying any commencement or exercise thereof would have a reasonable likelihood of (x) causing a material diminution in the value of the Collateral or (y) endangering, in a material manner, the Senior Creditors’ ability to realize upon Collateral.

Section 7. Bankruptcy Matters.

7.1 Bankruptcy. This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or any other Insolvency Proceeding and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for such Obligor and such Obligor as a debtor-in-possession. The relative rights of the Senior Creditors and the Subordinated Creditors in respect of any Collateral or proceeds thereof shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by, any Obligor. This Agreement shall constitute a “subordination agreement” for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding in accordance with its terms.

7.2 Sale of Collateral; Waivers. The Subordinated Creditors waive any claim they may now or hereafter have arising out of the Senior Creditors’ election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code. The Subordinated Creditors agree not to initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding challenging the enforceability of the Senior Obligations under the Senior Debt Documents. The Senior Creditors agree not to initiate or prosecute or join with any person to initiate or prosecute any claim, action or other proceeding challenging the enforceability of the Subordinated Obligations under the Subordinated Debt Documents; provided, however, that nothing in this Agreement shall be construed to prevent or limit the right of the Senior Agent or the Senior Creditors to challenge any Lien obtained by any Subordinated Creditor to secure the Subordinated Obligations in contravention of this Agreement.

7.3 Invalidated Payments. To the extent that the Senior Creditors receive payments on the Senior Obligations or proceeds of Collateral for application to the Senior Obligations which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Bankruptcy Law, common law, equitable cause or otherwise (and whether as a result of any demand, settlement, litigation or otherwise) (each a “Senior Avoidance”)., then to the extent of such payment or proceeds received, such Obligations, or part thereof, intended to be satisfied by such payment or proceeds shall be revived and continue in full force and effect as if such payments or proceeds had not been received by the Senior Creditors, and this Agreement, if theretofore terminated, shall be reinstated in full force and effect as of the date of such Senior Avoidance, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the relative rights and obligations of the Senior Creditors and the Subordinated Creditors provided for herein with respect to any event occurring on or after the date of such Senior Avoidance. The Subordinated

Creditors agree that none of them shall be entitled to benefit from any Senior Avoidance, whether by preference or otherwise, it being understood and agreed that the benefit of such Senior Avoidance otherwise allocable to them shall instead be allocated and turned over in the same form so received with any necessary endorsement for application in accordance with the priorities set forth in this Agreement.

7.4 Payments. In the event of any Insolvency Proceeding involving one or more Obligors, all amounts received by the Subordinated Creditors in respect of the Subordinated Obligations (including any Distribution which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Subordinated Obligations but excluding any Reorganization Securities and PIK Securities) shall be paid or delivered directly to Senior Agent (to be held and/or applied by Senior Agent in accordance with the terms of the Senior Debt Documents) until all Senior Obligations are Paid In Full. Each Subordinated Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all Distributions in respect of the Subordinated Obligations to the Senior Agent and each Subordinated Creditor also irrevocably authorizes and empowers the Senior Agent, in the name of each Subordinated Creditor, to demand, sue for, collect and receive any and all such Distributions.

7.5 Proofs of Claim. Each Subordinated Creditor has the right to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Obligations in connection with any Insolvency Proceeding and hereby irrevocably authorizes, empowers and appoints Senior Agent its agent and attorney-in-fact to execute, verify, deliver and file (but not vote) such proofs of claim upon the failure of any Subordinated Creditor promptly to do so prior to ten (10) days before the expiration of the time to file any such proof of claim.

7.6 Separate Classification. Each Subordinated Creditor acknowledges and agrees that the Subordinated Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. The Subordinated Creditors shall not seek in any Insolvency Proceeding to be treated as part of the same class of creditors as the Senior Creditors and shall not oppose any pleading or motion by the Senior Creditors for the Senior Creditors and the Subordinated Creditors to be treated as separate classes of creditors. The Subordinated Creditors hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior claims against the Obligors in respect of the Collateral, with the effect being that, to the extent that the aggregate value of the Collateral exceeds the amount of the Senior Obligations, the Senior Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, and fees, costs and charges incurred subsequent to the commencement of the applicable Insolvency Proceeding before any distribution is made in respect of any of the claims held by the Subordinated Creditors. The Subordinated Creditors hereby acknowledge and agree to turn over to the Senior Creditors amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the claim or recovery of the Subordinated Creditors.

7.7 Reorganization Securities. If, in any workout or Insolvency Proceeding, any Reorganization Securities constituting debt obligations of the reorganized debtor or any equity securities are distributed, whether pursuant to a plan of reorganization or similar dispositive restructuring plan or otherwise, then with respect to any such Reorganization Securities, regardless of whether they have the same terms and conditions as the Subordinated Obligations, the provisions of this Agreement will survive the distribution of such Reorganization Securities pursuant to such plan or otherwise and will apply with like effect to such Reorganization Securities.

Section 8. Miscellaneous.

8.1 Termination. Subject to Section 7.3, this Agreement shall terminate and be of no further force and effect upon the Payment in Full of the Senior Obligations.

8.2 Successors and Assigns; No Third Party Beneficiaries.

(a) This Agreement shall be binding upon each Creditor and its respective successors and assigns and shall inure to the benefit of each Creditor and its respective successors, participants and assigns. No other Person shall have or be entitled to assert rights or benefits hereunder.

(b) No Subordinated Creditor shall sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Obligations or any Subordinated Debt Document: unless, prior to, or concurrently with, the consummation of any such action, the transferee thereof shall execute and deliver to Senior Agent an agreement substantially identical to this Agreement (or a joinder agreement to this Agreement pursuant to which such transferee becomes a party hereto), providing for the continued subordination of the Subordinated Obligations to the Senior Obligations as provided herein and for the continued effectiveness of all of the rights of Senior Agent and Senior Creditors arising under this Agreement.

(c) Notwithstanding the failure of any transferee to execute or deliver an agreement substantially identical to this Agreement, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinated Obligations, and the terms of this Agreement shall be binding upon the successors and assigns of each Subordinated Creditor.

(d) In connection with any participation or other transfer or assignment, a Creditor (i) may, subject to its respective Documents, disclose to such assignee, participant or other transferee or assignee all documents and information which such Creditor now or hereafter may have relating to any Obligor or the Collateral and (ii) shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Agreement.

8.3 Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed, sent by overnight courier, telecopied or delivered, as follows:

(a) if to Senior Agent, to it at the following address:

c/o General Electric Capital Corporation, as Senior Agent

500 W. Monroe, 11th Floor

Chicago, Illinois 60661

Attention: John Dale, HealthPort Account Manager

Telephone No.: (312) 463-2243

Telecopier No: (312) 463-3840

with a copy to:

Kilpatrick Stockton LLP

Suite 2800

1100 Peachtree Street, NE

Atlanta, GA 30309

Attention: Raj Natarajan, Esq.

Telephone: (404) 815-6396

Telecopier: (404) 541-3232

(b) if to Subordinated Creditors, to them at the following addresses:

DLJ Investment Partners

One Madison Avenue, 11th Floor

New York, NY 10010

Attention: Igor M. DaCosta

Fax: 212-448-3443

Phone: 212-538-8169

New York Life Capital Partners

51 Madison Avenue

16th Floor

New York, New York 10010

Fax: 212-576-5591

Attn.: Susan Ruskin, Charles Cocuzza and Don Yu

PennantPark Investment Advisers, LLC

590 Madison Avenue

15th Floor

New York, NY 10022

Fax: 212-905-1075

Attention: Whit Williams

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Joshua Tinkelman

Fax: 212-751-4864

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 8.3. All such notices and other communications shall be effective (i) if sent by registered mail, return receipt requested, when received or 3 Business Days after mailing, whichever first occurs, (ii) if telecopied, when transmitted and a confirmation is received, provided the same is on a Business Day and, if not, on the next Business Day or (iii) if delivered by messenger or overnight courier, upon delivery, provided the same is on a Business Day and, if not, on the next Business Day.

8.4 Counterparts. This Agreement may be executed by the parties hereto in several counterparts, and each such counterpart shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

8.5 GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH OF THE PARTIES HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

8.6 MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

8.7 Amendments. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Person from the terms hereof, shall in any event be effective unless it is in writing and signed by the Requisite Subordinated Creditors and the Senior Agent, with the consent of the “Requisite Lenders” (as defined in the Senior Loan Agreement). In no event shall the consent of any Obligor be required in connection with any amendment or other modification of this Agreement.

8.8 No Waiver.

(a) No failure or delay on the part of any Creditor in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

(b) Without in any way limiting the generality of Section 8.8(a), and subject to Section 5.1, Senior Creditors, Senior Agent and any of them may, at any time and from time to time in accordance with the Senior Debt Documents and/or applicable law, without the consent of, or notice to, any of the Subordinated Creditors, without incurring any liabilities to any Subordinated Creditors and without impairing or releasing the Lien priorities, debt subordination and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Subordinated Creditors is affected, impaired or extinguished thereby) do any one or more of the following: (i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Senior Obligations or any Lien on any Collateral held by any of the Senior Creditors or guarantee thereof or any liability of the Borrower or any other Obligor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Senior Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any of Senior Creditors, the Senior Obligations or any of the Senior Debt Documents; provided that any such increase in the Senior Obligations shall not increase the sum (without duplication) of the Indebtedness constituting principal under the Senior Loan Agreement and the face amount of any letters of credit issued and outstanding under the Senior Loan Agreement to an amount in excess of the Maximum Senior Principal Amount; (ii) dispose of, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of any Obligor to any of Senior Creditors, or any liability incurred directly or indirectly in respect thereof; (iii) settle or compromise any Senior Obligation or any other liability of the Borrower or any other Obligor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Senior Obligations) in any manner or order; and (iv) exercise or delay in or refrain from exercising any right or remedy against any Obligor or any other person, elect any remedy and otherwise deal freely with any Obligor or any Collateral and any security and any guarantor or any liability of any Obligor to the Senior Creditors or any liability incurred directly or indirectly in respect thereof.

(c) Subject to Sections 5.1 and 52, all rights, interests, agreements and obligations of Senior Creditors and Subordinated Creditors, respectively, under this Agreement shall remain in full force and effect irrespective of: (i) any lack of validity or enforceability of any Senior Debt Documents or any Subordinated Debt Documents, or any lack of perfection of any Lien on any of the Collateral held by any of the Senior Creditors; (ii) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Subordinated Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of any of the terms of any Senior Debt Document or any Subordinated Debt Document; (iii) except as otherwise expressly set forth in this Agreement, any exchange of any Lien in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Subordinated Obligations or any guarantee thereof; (iv) the commencement of any Insolvency Proceeding in respect of any Obligor; (v) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of the Senior Obligations or the Subordinated Obligations; (vi) the rescission in whole or in part by the Senior Creditors or the Subordinated Creditors, as applicable, of any demand for payment of any Senior Obligations or Subordinated Obligations made by the Senior Creditors or Subordinated Creditors and the continuation of any Senior Obligation or Subordinated Obligation; or (vii) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of the Senior Obligations or the Subordinated Obligations; in each case all without notice to or further assent by any Subordinated Creditor or Senior Creditor, which will remain bound under this Agreement, and all without impairing, abridging, releasing or affecting the subordination provided for herein.

8.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

8.10 Further Assurances. Each party hereto agrees to cooperate fully with each other party hereto to effectuate the intent and provisions of this Agreement and, from time to time, to execute and deliver any and all other agreements, documents or instruments, and to take such other actions, as may be reasonably necessary or desirable to effectuate the intent and provisions of this Agreement.

8.11 Headings. The section headings contained in this Agreement are and shall be without meaning or content whatsoever and are not part of this Agreement.

8.12 Priority Provisions. This Agreement and the rights and benefits hereunder shall inure solely to the benefit of the Senior Agent, the Senior Creditors, and the Subordinated Creditors and their respective successors and permitted assigns and no other Person (including the Obligors or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert rights or benefits hereunder. Nothing contained in this Agreement is intended to or shall impair the obligation of any Obligor to pay the Obligations as and when the same shall become due and payable in accordance with their respective terms, or to affect the relative rights of the lenders of any Obligor, other than the Senior Agent, the Senior Creditors, and the Subordinated Creditors as between themselves.

8.13 Credit Analysis. The Creditors shall each be responsible for keeping themselves informed of (a) the financial condition of the Obligors and all other all endorsers, obligors and/or guarantors of the Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Obligations. No Creditor shall have any duty to advise any other Creditor of information known to it regarding such condition or any such other circumstances. No Creditor assumes any liability to any other Creditor or to any other Person with respect to: (i) the financial or other condition of Obligors under any instruments of guarantee with respect to the Obligations, (ii) the enforceability, validity, value or collectibility of the Obligations, any Collateral therefor or any guarantee or security which may have been granted in connection with any of the Obligations or (iii) any Obligor’s title or right to transfer any Collateral or security.

8.14 Waiver of Claims. None of Senior Agent, Senior Creditors, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or, except as specifically provided herein, shall be under any obligation to Dispose of any Collateral upon the request of any Obligor or any Creditor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. Subordinated Creditors agree that Senior Agent and Senior Creditors have no duty to Subordinated Creditors in respect of the maintenance or preservation of the Collateral, the Senior Obligations or the Senior Debt Documents.

8.15 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Documents, the provisions of this Agreement shall govern as between the Creditors.

8.16 Specific Performance. Each of Senior Agent and Subordinated Creditors may demand specific performance of this Agreement and, on behalf of itself and the respective other Creditors, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Creditors.

8.17 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Creditors. None of the Obligors or any other creditor thereof shall have any rights hereunder, and none of the Obligors may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of Obligors, which are absolute and unconditional, to pay the Senior Obligations and the Subordinated Obligations as and when the same shall become due and payable in accordance with their terms.

8.18 Subrogation. The Subordinated Creditors hereby agree that until the date on which all Senior Obligations have been Paid in Full and all obligations of the Senior Creditors under the Senior Loan Agreement to make any loans or extend any credit to the Borrower shall have terminated, they will not assert any rights of subrogation it or they may acquire as a result of any payment hereunder; provided that as between the Obligors, on the one hand, and the Subordinated Creditors, on the other hand, any such payment that is paid over to the Senior Agent pursuant to this Agreement shall be deemed not to reduce any of the Subordinated Obligation.

8.19 Entire Agreement. This Agreement and the Documents embody the entire agreement of the Obligors, the Senior Agent, the Senior Creditors, and the Subordinated Creditors with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to the subject matter hereof and thereof and any draft agreements, negotiations and/or discussions involving any Obligor and any of the Senior Agent, the Senior Creditors, and the Subordinated Creditors relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Subordination Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

SENIOR AGENT: GENERAL ELECTRIC CAPITAL CORPORATION, as Senior Agent

By:	/s/ Patrick A. Lucas
Name:	Patrick A. Lucas
Title:	Vice President

SUBORDINATION AGREEMENT

SUBORDINATED CREDITORS:

PENNANTPARK INVESTMENT CORPORATION

By:	/s/ Arthur Penn
Name:	Arthur Penn
Title:	CEO

SUBORDINATION AGREEMENT

NEW YORK LIFE INVESTMENT MANAGEMENT MEZZANINE PARTNERS II, LP

By:	NYLIM Mezzanine Partners II GenPar, LP, its General Partner

By:	NYLIM Mezzanine Partners II GenPar GP, LLC, its General Partner

By:	/s/ Susan Ruskin
Susan Ruskin
Vice President

NYLIM MEZZANINE PARTNERS II PARALLEL FUND, LP

By:	NYLIM Mezzanine Partners II GenPar, LP, its General Partner

By:	NYLIM Mezzanine Partners II GenPar GP, LLC, its General Partner

By:	/s/ Susan Ruskin
Susan Ruskin
Vice President

SUBORDINATION AGREEMENT

DLJ INVESTMENT PARTNERS III, L.P.

By:	DLJ Investment Associates III, L.P., its General Partner

By:	DLJ Investment Partners, Inc., its General Partner

By:	/s/ Doug Ladden
Name:	Doug Ladden
Title:	Principal

DLJ INVESTMENT PARTNERS, L.P.

By:	DLJ Investment Associates III, L.P., its General Partner

By:	DLJ Investment Partners, Inc., its General Partner

By:	/s/ Doug Ladden
Name:	Doug Ladden
Title:	Principal

IP III PLAN INVESTORS, L.P.

By:	DLJ LBO Plans Management Corporation, its Managing General Partner

By:	/s/ Edward Nadel
Name:	Edward Nadel
Title:	Vice President

SUBORDINATION AGREEMENT

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions.

BORROWER:

CT TECHNOLOGIES INTERMEDIATE HOLDINGS, INC.

By:	/s/ Michael Labedz
Name:	Michael Labedz
Title:	Secretary

OBLIGORS:

CT TECHNOLOGIES INTERMEDIATE HOLDINGS (TOPCO) INC., a Delaware corporation

By:	/s/ Michael Labedz
Name:	Michael Labedz
Title:	Secretary

HEALTHPORT INCORPORATED, a South Carolina corporation

By:	/s/ Michael Labedz
Name:	Michael Labedz
Title:	Secretary

SMART HOLDINGS CORP., a Delaware corporation

By:	/s/ Michael Labedz
Name:	Michael Labedz
Title:	Secretary

HEALTHPORT TECHNOLOGIES, LLC, a Georgia limited liability company

By:	/s/ Michael Labedz
Name:	Michael Labedz
Title:	Secretary

SUBORDINATION AGREEMENT

SHS HOLDINGS, LLC, a Georgia liability company

By:	/s/ Michael Labedz
Name:	Michael Labedz
Title:	Secretary

MICRO INNOVATIONS, INC., a Missouri corporation

By:	/s/ Michael Labedz
Name:	Michael Labedz
Title:	Secretary

CHARTONE, INC., a Delaware corporation

By:	/s/ Michael Labedz
Name:	Michael Labedz
Title:	Secretary

CHARTONE, LLC, a Delaware limited liability company

By:	/s/ Michael Labedz
Name:	Michael Labedz
Title:	Secretary

SUBORDINATION AGREEMENT